Table of Contents
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. ___)

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
FARO Technologies, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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FARO TECHNOLOGIES, INC.
250 Technology Park
Lake Mary, Florida 32746

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 28, 2021

April 15, 2021
To our shareholders:
You are cordially invited to attend the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of FARO Technologies, Inc. (the “Company,” “FARO,” “we,” “us” or “our”) on May 28, 2021 at 9:00 a.m., Eastern time. via a live webcast on the Internet at www.virtualshareholdermeeting.com/FARO2021. The Annual Meeting will be held entirely online this year due to the ongoing public health impact of the coronavirus outbreak (COVID-19). You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/FARO2021, where you will be able to vote electronically and submit questions. You will not be able to attend the Annual Meeting in person. You will need the 16-digit control number included in your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials) to attend the Annual Meeting.
At the Annual Meeting, shareholders will vote on the following matters:
1.the election of two directors, Lynn Brubaker and Jeroen van Rotterdam to the Board of Directors, each to serve for a three-year term expiring at the Annual Meeting of Shareholders in 2024;
2.the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2021;
3.a non-binding resolution to approve the compensation of our named executive officers; and
4.any other business that may properly come before the Annual Meeting or any postponements or adjournments of the Annual Meeting.
Holders of record of FARO common stock at the close of business on March 26, 2021 are entitled to vote at the Annual Meeting.
FARO is pleased to be providing access to our proxy materials primarily by taking advantage of the Securities and Exchange Commission rule that allows issuers to furnish proxy materials to their shareholders over the Internet. On or about April 15, 2021, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to the majority of our shareholders, and on or about the same date, we will mail a printed copy of the proxy statement and a proxy card to shareholders who have requested to receive them. On the mailing date of the Notice, all shareholders will have the ability to access all of the proxy materials, including the proxy statement, on a website referred to in the Notice and the proxy statement. We believe this method allows us to provide you with the information you need more expeditiously, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.
Your vote is important, and it is important that your shares be represented at the Annual Meeting, no matter how many shares you own. Please promptly submit your proxy or voting instructions over the Internet or by telephone by following the instructions on the Notice and in the proxy statement so that your shares can be voted, regardless of whether you expect to attend the Annual Meeting online. If you received your proxy materials by mail, you may submit your proxy or voting instructions over the Internet or by telephone, or you may submit your proxy by marking, dating, signing and mailing the proxy card or voting instruction card using the postage paid envelope provided. If you attend the Annual Meeting online, you may withdraw your proxy and vote during the meeting electronically if you would like to do so.
Thank you for your continued support.
By Order of the Board of Directors,
Allen Muhich
Chief Financial Officer

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2021 Proxy Statement Summary

The following is a summary of certain key disclosures in this Proxy Statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review this Proxy Statement as well as our 2020 Annual Report on Form 10-K.

Annual Meeting of Shareholders

May 28, 2021, 9:00 a.m. Eastern Time	Record Date: March 26, 2021
www.virtualshareholdermeeting.com/FARO2021

Proposals to be Voted on and Board Voting Recommendations

Proposals	Recommendations

Elections of the following persons as directors:
• Lynn Brubaker	FOR
• Jeroen van Rotterdam	FOR
Ratification of Grant Thornton LLP as Auditors for 2021	FOR
Non-binding vote to approve the compensation of our named executive officers	FOR

FARO TECHNOLOGIES, INC.
250 Technology Park
Lake Mary, Florida 32746

PROXY STATEMENT FOR
2021 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of FARO Technologies, Inc. (“FARO,” the “Company,” “we,” “us” or “our”) for use at the 2021 Annual Meeting of Shareholders (the “Annual Meeting”), to be held on May 28, 2021 at 9:00 a.m., Eastern time, via a live webcast on the Internet at www.virtualshareholdermeeting.com/FARO2021. The Annual Meeting will be held entirely online this year due to the ongoing public health impact of the coronavirus outbreak (COVID-19). You will be able to attend and participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/FARO2021, where you will be able to vote electronically and submit questions. You will not be able to attend the Annual Meeting in person. You will need the 16-digit control number included in your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials) to attend the Annual Meeting.
In accordance with the e-proxy rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials primarily by furnishing the proxy materials to our shareholders on the Internet, rather than mailing paper copies of the materials to each shareholder. On or about April 15, 2021, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to the majority of our shareholders, and on or about the same date, we will mail a printed copy of the Proxy Statement and a proxy card to shareholders who have requested to receive them. On the mailing date of the Notice, all shareholders will have the ability to access all of the proxy materials, including the Proxy Statement, on a website referred to in the Notice and this Proxy Statement. The Notice contains instructions on how to access and review the proxy materials, including the Proxy Statement and annual report to shareholders, over the Internet, how to request paper copies of the proxy materials and how shareholders can submit their proxies on the Internet. Brokerage firms and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice.
Internet distribution of the proxy materials is designed to expedite receipt by shareholders, lower the cost of the Annual Meeting, and conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice.
A list of shareholders entitled to vote at the Annual Meeting will be available for inspection by any shareholder at our principal executive offices at 250 Technology Park, Lake Mary, Florida 32746 for a period of ten days prior to the Annual Meeting. If you wish to inspect the list of shareholders prior to the Annual Meeting, please contact Nancy Setteducati at (407) 333-9911 to schedule an appointment. In addition, the shareholder list will be available during the Annual Meeting through the meeting website for those shareholders who choose to attend.
This Proxy Statement and our 2020 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, are available to shareholders at: www.proxyvote.com. Our 2020 Annual Report is not to be considered a part of these proxy materials or as having been incorporated by reference into this Proxy Statement.

ABOUT THE MEETING
What is the purpose of the Annual Meeting?
At the Annual Meeting, shareholders will vote on the following matters:
1.the election of two directors, Lynn Brubaker and Jeroen van Rotterdam, to the Board of Directors, each to serve for a three-year term expiring at the annual meeting of shareholders in 2024;
2.the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2021; and
3.a non-binding resolution to approve the compensation of our named executive officers.
Shareholders will also transact any other business that may properly come before the Annual Meeting. Once the business of the Annual Meeting is concluded, shareholders will have an opportunity to ask questions as time permits. Members of our management and representatives of Grant Thornton LLP, our independent registered public accounting firm, will be present to respond to appropriate questions from shareholders.
Why am I receiving these materials?
We have made these proxy materials available to you on the Internet or, upon your request, have delivered printed versions of these proxy materials to you by mail, in connection with our solicitation of proxies for use at the Annual Meeting. This Proxy Statement describes matters we would like you to vote on at the Annual Meeting. It also provides you with information about these matters so that you can make an informed decision. These proxy materials were first sent or made available to shareholders on or about April 15, 2021.
What is included in these proxy materials?
These proxy materials include:
•The Notice of 2021 Annual Meeting of Shareholders;
•This Proxy Statement for the Annual Meeting; and
•Our 2020 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on February 17, 2021 (the “Annual Report”).
If you requested printed versions of the proxy materials by mail, we will also include the proxy card or voting instruction form for the Annual Meeting.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, we are using the Internet as the primary means of furnishing proxy materials to shareholders. Accordingly, we are sending a Notice to the majority of our shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or how to request a printed copy of the proxy materials may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings and reduce our cost associated with the physical printing and mailing of materials.
I share an address with another shareholder, and we received only one Notice or one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?
We have adopted an SEC-approved procedure called “householding.” Under this procedure, we may deliver a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders. This procedure reduces the environmental impact of our annual meetings and reduces our printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards if they received a printed set of the proxy materials. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any shareholder at a shared address to which we delivered a single copy of any of these documents.

To receive free of charge a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, or separate copies of any future notice, proxy statement or annual report, or if you are receiving multiple copies of the Notice, Proxy Statement and/or Annual Report and would like to receive only one copy, shareholders may write or call us at the following:
FARO TECHNOLOGIES, INC.
Attn: Nancy Setteducati
250 Technology Park
Lake Mary, Florida 32746
1-800-736-0234
How can I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to use the Internet to:
•View our proxy materials for the Annual Meeting; and
•Instruct us to send future proxy materials to you by e-mail.
Our proxy materials are also available at www.proxyvote.com. This website address is included for reference only. The information contained on, or accessible through, this website or our website is not incorporated by reference into this Proxy Statement.
Choosing to receive future proxy materials by e-mail will reduce the impact of our annual meetings on the environment and will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.
What is a proxy?
A proxy is your legal designation of another person, also referred to as a “proxy,” to vote your shares of stock on your behalf. The written document providing notice of the Annual Meeting and describing the matters to be considered and voted on is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” Our Board has designated John Donofrio, Chairman of the Board, and Allen Muhich, Chief Financial Officer, as proxies for the Annual Meeting.
Who is entitled to vote?
Holders of our common stock outstanding as of the close of business on March 26, 2021 (the “Record Date”) are entitled to vote at the Annual Meeting. Each shareholder is entitled to one vote for each share of common stock such shareholder held on the Record Date.
If your shares are held by a bank or brokerage firm, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, your bank or brokerage firm (the record holder of your shares) will forward a Notice or, if applicable, a printed set of these proxy materials, along with a voting instruction card, to you. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal. Only Proposal 2, the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2021, is considered a routine matter on which brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted on Proposal 1 or Proposal 3 unless you affirmatively provide the broker instructions on how to vote.
Who can attend the Annual Meeting?
All FARO shareholders, or individuals holding their duly appointed proxies, may attend the Annual Meeting online. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting online. You will be able to vote your shares electronically during the meeting by logging in using the 16-digit control number included in your Notice of Internet Availability of the proxy materials, on your proxy card or on the voting instructions form accompanying these proxy materials.

Participation in the Virtual Annual Meeting
This year our Annual Meeting will be a completely virtual meeting. There will be no physical meeting location.
To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/FARO2021 and enter the 16-digit control number included on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials). You may begin to log into the meeting platform beginning at 8:45 a.m. Eastern Time on May 28, 2021. The meeting will begin promptly at 9:00 a.m. Eastern Time on May 28, 2021.
Stockholders will also have the opportunity to submit questions prior to the annual meeting at www.proxyvote.com by logging on with your control number or during the annual meeting through www.virtualshareholdermeeting.com/FARO2021. A technical support telephone number will be posted on the log-in page of www.virtualshareholdermeeting.com/FARO2021 that you can call if you encounter any difficulties accessing the virtual meeting during the check-in or during the meeting.
How do I vote?
If you own shares registered directly with our transfer agent on the close of business on the Record Date, you may vote:
•By Internet (before the Annual Meeting). You may vote over the Internet, by going to www.proxyvote.com. You will need the 16-digit control number included in your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials).
•By Telephone. You may vote by telephone, by calling toll-free 1-800-690-6903 in the United States from any touch-tone telephone and following the instructions. You will need the 16-digit control number included in your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials).
•By Mail. If you received a printed set of proxy materials, by mailing your signed proxy card in the postage paid envelope provided.
•During the Annual Meeting. You may vote during the annual meeting by going to w www.virtualshareholdermeeting.com/FARO2021. You will need the 16-digit control number included in your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials). If you previously voted via the Internet (or by telephone or mail), you will not limit your right to vote online at the Annual Meeting.
If your shares are held in street name, your bank or brokerage firm will forward a Notice or, if applicable, a printed set of these proxy materials, as well as a voting instruction card, to you. Please follow the instructions on the Notice or voting instruction card to vote your shares. Your bank or brokerage firm may also allow you to vote by telephone or the Internet.
Beneficial owners of shares held in street name who wish to vote at the Annual Meeting will need to obtain a power of attorney or legal proxy from their record holder to do so.
How many shares must be present to hold the meeting?
A quorum of shareholders is necessary to hold a valid shareholders meeting and for shareholders to take action on a matter at the meeting. A majority of the 18,154,164 shares of common stock outstanding on the Record Date and entitled to be cast on any matter at the Annual Meeting must be represented, online or by proxy, to constitute a quorum for action on such matter at the Annual Meeting. If you vote, your shares will be included in the number of shares to establish the quorum. Shares that are voted “ABSTAIN,” properly executed proxy cards or voting instruction cards that are returned without voting instructions and shares treated as “broker non-votes” will be counted as present for the purpose of determining whether the quorum requirement is satisfied.
Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of the Annual Meeting unless a new record date is or must be set for such adjournment or postponement).
If a quorum is not present at the scheduled time of the Annual Meeting, a majority of the shareholders who are present online or represented by proxy, at the meeting may adjourn the Annual Meeting to another date. The time and place of the adjourned meeting will be announced at the meeting at the time of adjournment, and no other notice will be given unless the Board of Directors fixes a new record date.
How are proxies voted?
All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.

What is the effect of not voting?
If you are a registered shareholder and you submit a proxy but do not provide any voting instructions, your shares will be voted:
•FOR the election of Lynn Brubaker and Jeroen van Rotterdam to the Board of Directors;
•FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2021; and
•FOR the approval of the compensation of our named executive officers.
If you are a registered shareholder and you do not vote, your non-voted shares will not count toward the quorum requirement for the Annual Meeting or any proposal considered at the Annual Meeting. If a quorum is obtained, your non-voted shares will not affect the outcome of any proposal.
If you own shares in street name and do not instruct your bank or brokerage firm how to vote your shares, your bank, broker, or other holder of record may not vote your shares on non-routine matters such as Proposal 1—Election of Directors and Proposal 3—Advisory Vote on Executive Compensation, and your shares will be considered broker non-votes on those proposals. However, it may vote your shares in its discretion on routine proposals such as Proposal 2—Ratification of Independent Registered Public Accounting Firm.
Abstentions (or “Withhold” votes for the election of directors) and broker non-votes will not affect the outcome of any proposals considered at the Annual Meeting.
Can I change my vote after I return my proxy card or vote by telephone or the Internet?
Yes. If you are a registered shareholder, even after you have submitted your proxy, you can change your vote by:
•properly completing and signing another proxy card with a later date and returning the proxy card prior to the Annual Meeting;
•voting again by telephone or the Internet until 11:59 pm, Eastern time, on May 28, 2020;
•giving written notice of your revocation to FARO Technologies, Inc., Attention: Nancy Setteducati, 250 Technology Park, Lake Mary, Florida 32746, prior to or at the Annual Meeting; or
•voting online during the Annual Meeting.
Your presence online at the Annual Meeting will not in itself revoke your proxy; you must vote during the Annual Meeting electronically to revoke your proxy. Unless properly changed or revoked, the shares represented by proxies received prior to the Annual Meeting will be voted at the Annual Meeting.
If you hold your shares in street name, the above options for changing your vote do not apply, and you must instead follow the instructions received from your bank or broker to change your vote.
What are the Board’s recommendations on the proposals?
The Board recommends that you vote your shares as follows:
Proposal 1—FOR the election of the two nominees for director, Lynn Brubaker and Jeroen van Rotterdam, each with a three-year term expiring at the annual meeting of shareholders in 2024;
Proposal 2—FOR the ratification of Grant Thornton LLP as our independent registered public accounting firm for 2021; and
Proposal 3—FOR the approval of the compensation of our named executive officers.
What vote is required to elect the director nominees?
The affirmative vote of a plurality of the votes cast is required for the election of directors, which means that the two nominees for director receiving the greatest number of votes will be elected. If you vote “Withhold” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum. Broker non-votes will have no impact on the outcome of the election of directors.

What happens if a nominee is unable to stand for election?
If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have voted “Withhold” with respect to the original nominee.
How many votes are required to ratify the appointment of the Company’s independent registered public accounting firm?
The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2021 requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions will have no impact on the outcome of this matter. Because this matter is a routine proposal, there will be no broker non-votes associated with this proposal.
How many votes are required to approve the non-binding resolution on the compensation of the Company’s named executive officers?
The approval of the non-binding resolution to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions and broker non-votes will have no impact on the outcome of this matter.
Are there any other items to be discussed during the Annual Meeting?
We are not aware of any other matters that you will be asked to vote on at the Annual Meeting. If other matters are properly brought before the Annual Meeting and you have returned a proxy card, with or without voting instructions, or have voted by telephone or the Internet, the proxy holders will use their discretion in voting your shares on these matters as they may arise.
Who will count the vote?
Broadridge Financial Solutions, Inc. will count the vote and will serve as the inspector of election.
Who pays to prepare, mail, and solicit the proxies?
Proxies may be solicited by personal meeting, Internet, e-mail, advertisement, telephone, and facsimile machine, as well as by use of the mails. Solicitations may be made by our directors, officers, and other employees, none of whom will receive additional compensation for such solicitations. In addition, arrangements will be made, as appropriate, with banks, brokerage houses, and other custodians, nominees or fiduciaries to forward soliciting materials to the beneficial owners of our common stock, and we will reimburse such persons for their out-of-pocket expenses incurred in providing those services.
Where can I find the voting results of the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. We will publish the final voting results in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.
Will I receive a copy of the Annual Report?
You may obtain a copy of the Annual Report by writing to our Investor Relations department at 250 Technology Park, Lake Mary, Florida 32746, by calling 1-800-736-0234, by e-mailing our Investor Relations department at InvestorRelations@faro.com or by accessing www.proxyvote.com. Our Annual Report is not incorporated by reference into this Proxy Statement and is not considered proxy soliciting material.
Where can I find Corporate Governance materials for the Company?
Our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws (the “Bylaws”), Code of Ethics for Senior Financial Officers, Global Ethics Policy and Corporate Governance Guidelines and the charters for the Audit Committee, the Talent, Development and Compensation Committee and the Nominating, Governance and Sustainability Committee of the Board of Directors are published on our website at www.faro.com/about-faro/leadership-and-governance. We are not including the information contained on or accessible through our website as a part of, or incorporating such information by reference into, this Proxy Statement.

How can I contact the members of the Board?
Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to FARO Technologies, Inc., Attention: Board of Directors (or the individual director(s)), 250 Technology Park, Lake Mary, Florida 32746. Communications should be sent by overnight or certified mail, return receipt requested. Such communications will be delivered directly to the Board or the individual director(s), as designated on such communication. However, we reserve the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

PROPOSAL 1
ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF LYNN BRUBAKER AND JEROEN VAN ROTTERDAM TO THE BOARD OF DIRECTORS.
The Board is divided into three classes, as nearly equal as possible, with one class of directors elected each year for a three-year term. Each director’s term is subject to the election and qualification of his or her respective successor, or such director’s earlier death, resignation or removal. The Board currently consists of eight members.
The two nominees for director, Lynn Brubaker and Jeroen van Rotterdam, are currently directors of the Company and are proposed to be elected at the Annual Meeting to serve until the 2024 annual meeting of shareholders. Effective as of the Annual Meeting, Mr. John E. Caldwell is retiring from the Board. In addition, on March 11, 2021, Dr. Jeffrey A. Graves communicated his decision not to stand for re-election to the Board. Accordingly, Dr. Graves' term will end effective as of the Annual Meeting. Mr. Caldwell's retirement and Dr. Graves' decision not to stand for re-election are not the result of any disagreement with the Company. The remaining four directors, whose terms do not expire at the Annual Meeting, will continue to serve as members of the Board for the terms set forth below.
Directors are elected by a plurality of the votes cast, meaning that the two nominees receiving the highest number of affirmative votes cast for the election of directors at the Annual Meeting will be elected as directors. Shares may not be voted cumulatively, and proxies cannot be voted for a greater number of persons than the number of nominees named. If you received a printed set of proxy materials, shares voted by the accompanying proxy card will be voted “FOR” Lynn Brubaker and Jeroen van Rotterdam, unless the proxy card is marked to withhold authority. If you vote “Withhold” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated. Broker non-votes on the election of directors will have no impact on the outcome of the election. We have a director resignation policy for those director nominees who receive more “withhold” than “for” votes in uncontested elections, which requires such director nominees to tender their resignation to the Board following certification of the shareholder vote. The Nominating, Governance and Sustainability Committee will then act to determine whether to accept the director’s resignation and submit such recommendation for prompt consideration by the Board.
The names, ages, and principal occupations for at least the past five years of each of the nominees and directors whose terms will continue after the Annual Meeting, and the names of any other public companies of which each has served as a director during the past five years are set forth below. There are no family relationships between any of our directors or executive officers.
Nominees for Election at the Annual Meeting

Name	Age	Director Since	Term Expires	Position
Lynn Brubaker	63	2009	2021	Director and Nominee
Jeroen van Rotterdam	56	2021	2021	Director and Nominee

Lynn Brubaker has served as a director of the Company since July 2009. Ms. Brubaker is a seasoned executive with over 35 years of experience in aviation and aerospace in a variety of executive, operations, sales, marketing, customer support and independent consultant roles. She has over 20 years of board experience and over ten years of experience advising high technology, international, multi-industry and global companies. Since 2005, Ms. Brubaker has had an advisory practice focused on strategy and business development. She is currently a director of QinetiQ Group plc, a London Stock Exchange–listed leading research and technology company. Ms. Brubaker previously served on the Board of Directors of Hexcel Corporation, a New York Stock Exchange-listed company in leading advanced materials and technology, Nordam Group, a private aerospace company in high technology manufacturing and repair, and Force Protection, Inc., a developer and manufacturer of military survivability technology listed on the Nasdaq Stock Market (“Nasdaq”) from March 2011 until its merger with an affiliate of General Dynamics Corporation in December 2011. Ms. Brubaker spent 10 years at Honeywell International, Inc., retiring as Vice President and General Manager—Commercial Aerospace for Honeywell International, a position she held from 1999 to 2005. Prior to Honeywell International, Ms. Brubaker held a variety of management positions with McDonnell Douglas Corporation, Northwest Airlines Corporation, and ComAir Limited. Ms. Brubaker currently serves on the board of a variety of private companies and other business organizations.

The Board believes that Ms. Brubaker’s qualifications to sit on our Board include her strong experience and skills in sales and marketing management, executive management, technology, business development, international operations, manufacturing, financial reporting, and audit, the talent, development and compensation and the nominating, governance and sustainability committee matters.
Jeroen van Rotterdam has served as a director of the Company since March 2021. Since September 2016 to December 2020, Mr. van Rotterdam served as Executive Vice President of Cloud, R&D, and Global Security for Citrix Systems, Inc ("Citrix"), a server, application and desktop virtualization, networking, software as a service (SaaS), and cloud computing technologies company. Prior to Citrix, Mr. van Rotterdam served as Chief Technology Officer, Vice President and Distinguished Engineer for DELL EMC’s ("EMC") Enterprise Content Division from July 2007 to September 2016. In the period of 1996 to 2007, Mr. van Rotterdam was Chief Executive Officer of X-Hive Corporation, a company he founded, which was acquired by EMC Corporation in 2007. Mr. van Rotterdam is the (co)author of more than 50 patents in various stages with the US Patent Office.
The Board believes that Mr. van Rotterdam's qualifications to sit on our Board include his strong experience and skills in server, application and desktop virtualization, networking, software as a service (SaaS), and cloud computing technologies.

Directors Whose Terms Will Continue After the Annual Meeting

Name	Age	Director Since	Term Expires	Position
Michael D. Burger	62	2019	2023	Director
Stephen R. Cole	69	2020	2023	Director
John Donofrio	59	2008	2022	Director
Yuval Wasserman	66	2017	2022	Director

Michael D. Burger was appointed as our President and CEO on June 17, 2019. Prior to joining the Company, Mr. Burger was President and Chief Executive Officer and a member of the board of directors of Electro Scientific Industries, Inc., a leading supplier of innovative laser-based microfabrication solutions for industries reliant on microtechnologies, from October 2016 to February 2019, when it was acquired by MKS Instruments, Inc. Prior to joining Electro Scientific Industries, Inc., Mr. Burger was President and Chief Executive Officer of Cascade Microtech, Inc., a manufacturer of advanced wafer probing, thermal and reliability solutions for the electrical measurement and testing of high performance semiconductor devices, from July 2010 to June 2016. From April 2007 to February 2010, Mr. Burger served as the President and Chief Executive Officer and as a member of the board of directors of Merix Corporation (“Merix”), a printed circuit board manufacturer. Mr. Burger also served as a member of the Board of Directors of ViaSystems Group, Inc. from February 2010 after it acquired Merix until May 2015. From November 2004 until joining Merix, Mr. Burger served as President of the Components Business of Flextronics Corporation. From 1999 to November 2004, Mr. Burger was employed by ZiLOG, Inc., a supplier of devices for embedded control and communications applications. From May 2002 until November 2004, Mr. Burger served as ZiLOG's President and a member of its board of directors. Mr. Burger holds a B.S. degree in Electrical Engineering from New Mexico State University and a certificate from the Stanford University International Executive Management Program.
The Board believes that Mr. Burger’s qualifications to sit on our Board include his strong experience and skills in executive management, technology, manufacturing, international operations, sales and marketing management, and research and development management.

Stephen R. Cole has been a director of the Company since 2000 and served as Lead Director from 2005 until May 2018. Since May 2013, Mr. Cole has been President of Seeonee Inc., a financial valuation advisory firm. From 1975 until June 2010, Mr. Cole was President and Founding Partner of Cole & Partners, a Toronto, Canada based mergers and acquisition and corporate finance advisory service company. In June 2010, Cole & Partners was sold to Duff & Phelps Corporation and from that time to May 2013, Mr. Cole was President of Duff & Phelps Canada Limited. Mr. Cole is a Fellow of the Institute of Chartered Accountants of Ontario, Fellow of the Canadian Chartered Institute of Business Valuators, Senior Member of the American Society of Appraisers and Full Member of the ADR Institute of Canada, Inc. He serves as lead director of The Westaim Corporation, a TSX Venture Exchange listed company where he also serves as a member of the audit committee and chairman of the compensation committee. Previously, Mr. Cole was a director of H. Paulin & Co. Limited, a TSX-listed company, where he also served as chairman of the audit committee. Mr. Cole has also held or currently holds positions as an advisory committee member or director of various private companies and charitable and professional organizations.

The Board believes that Mr. Cole’s qualifications to sit on our Board include his strong experience and skills in mergers and acquisitions, financial management, corporate finance, financial reporting, accounting, oversight of financial performance, and corporate governance.

John Donofrio has served as a director of the Company since January 2008, served as Lead Director from May 2018 until April 5, 2019, and has served as independent Chairman of the Board since April 5, 2019. Mr. Donofrio currently serves as Executive Vice President and General Counsel of Johnson Controls International plc (“Johnson Controls”), a global diversified and multi-industrial leader. Mr. Donofrio is also a member of the Board of Trustees of the Medical College of Wisconsin. Before joining Johnson Controls in November 2017, Mr. Donofrio was Vice President, General Counsel and Secretary of Mars, Incorporated (“Mars”), a global food manufacturer, from October 2013 until November 2017. Before joining Mars in October 2013, Mr. Donofrio was Executive Vice President, General Counsel and Secretary for The Shaw Group Inc., a global engineering and construction company, from October 2009 until February 2013 and Senior Vice President, General Counsel and Chief Compliance Officer at Visteon Corporation (“Visteon”), a global automotive supplier, from 2005 until October 2009. Before joining Visteon, Mr. Donofrio was with Honeywell International (or its predecessor company AlliedSignal Inc.) from 1996 until 2005. At Honeywell International, Mr. Donofrio was Vice President for Intellectual Property and later also served as Vice President and General Counsel for Honeywell Aerospace. Previously he was a Partner at Kirkland & Ellis LLP, where he worked from 1989 through 1996. Before joining Kirkland & Ellis LLP, Mr. Donofrio was a law clerk at the U.S. Court of Appeals for the Federal Circuit and he worked as a Patent Examiner at the U.S. Patent and Trademark Office.
The Board believes that Mr. Donofrio’s qualifications to sit on our Board include his strong experience and skills in legal, risk management, intellectual property protection and licensing, corporate governance, manufacturing, and government regulation.

Yuval Wasserman has served as a director of the Company since December 2017. Mr. Wasserman has served as President and Chief Executive Officer and a director of Advanced Energy Industries, Inc., a leading manufacturer of power conversion products that transform electrical power into various usable forms, from October 2014 until his retirement date of March 1, 2021. Mr. Wasserman previously served as President of Advanced Energy Industries’ Thin Films Business Unit from August 2011 to October 2014 and Executive Vice President and Chief Operating Officer from April 2009 to August 2011. He previously held roles at Advanced Energy Industries of Executive Vice President, Sales, Marketing and Service from October 2007 to April 2009, and Senior Vice President, Sales, Marketing and Service from August 2007 to October 2007. Prior to joining Advanced Energy Industries, Mr. Wasserman served as the President, and later as Chief Executive Officer, of Tevet Process Controls Technologies, Inc., a semiconductor metrology company, from May 2002 to July 2007. Prior to that, he held senior executive and general management positions at Boxer Cross, a metrology company acquired by Applied Materials, Inc., Fusion Systems, a plasma strip company that is a division of Axcelis Technologies, Inc., and AG Associates, a semiconductor capital equipment company focused on rapid thermal processing. Mr. Wasserman started his career at National Semiconductor, Inc., where he held various engineering and management positions. Mr. Wasserman served as a director of Syncroness, Inc. from 2010 to 2017. Mr. Wasserman is a National Association of Corporate Directors (NACD) Governance Fellow.
The Board believes that Mr. Wasserman’s qualifications to sit on our Board include his strong experience and skills in senior operations and engineering management, executive and financial management, and research and development management.
Board Planning
As the Company executes its transformational strategy, with an emphasis on software-enabled solutions, the Company expects to make further Board additions over time.

CORPORATE GOVERNANCE
SHAREHOLDER ENGAGEMENT AND COMMUNICATIONS
At FARO, we believe that corporate governance includes frequent, clear, and honest communication with our shareholders. We actively engage with a portion of our shareholders, including our top institutional investors, to discuss topics of interest including, among other things, our operating performance, corporate governance, and environmental and social matters. We do this as part of our commitment to be responsive to our shareholders and to listen to our shareholders' insights into emerging issues which include feedback on our efforts. More information about investor relations is available on our website at www.faro.com/about-faro/investor-relations. Information on our Shareholder Engagement and Communications efforts, are available through our website, and are not part of or incorporated by reference into this Proxy Statement.

Shareholders may contact our Board of Directors about genuine issues or questions by sending a letter to the following address: c/o FARO Technologies, Inc. 250 Technology Park, Lake Mary, Florida, 32746, Attention: Board of Directors (or the individual director(s)). Communication should be sent by overnight or certified mail, with return receipt requested. The letter should be specific and include the addressee or addressees to be contacted, the topic of the communication, and the number of shares of our stock that are owned of record (if a record holder) or beneficially. We reserve the right not to forward communication to Board members containing any abusive, threatening or otherwise inappropriate materials.

GOVERNANCE, SUSTAINABILITY & STRATEGY

The Board of Directors approves and is responsible for the implementation of the Company's mission, vision, and values. During the year, the Board of Directors is provided an update on our sustainability progress. Management of economic, environmental, and social topics is delegated to our CEO and his staff, which is comprised of senior executives responsible for our corporate functions. We renamed our Governance and Nominating Committee to the Nominating, Governance and Sustainability Committee due to a change in the Committee's charter to focus on our sustainability efforts and strategy.

We embrace our responsibility and commitment to minimize the impact of our operations on others. For us, sustainability is about reducing our energy usage, protecting workers, partnering with suppliers that subscribe to our supplier code of conduct, and maintaining relationships with others to share sustainable solutions for a better world. Environmental considerations are an integral part of our business practices. We endeavor to reduce or eliminate solid waste, wastewater and air emissions through the implementation of appropriate conservation measures in our production, maintenance and facility processes.

While the Board is attentive to sustainability, it is a primary focus of our Nominating, Governance and Sustainability Committee. Our sustainability strategy includes the following:
•Supply increasingly sustainable products and services;
•Promote a culture focused on sustainability and attract employees that want to make a difference;
•Lead partnerships with our suppliers and customers that increase our sustainability impact;
•Monitor and improve our sustainability performance through metrics and tracking progress; and
•Show our commitment from the top of our organization.

We strive to incorporate effective corporate governance practices and we encourage sound policy and decision making at both the Board of Directors and management level. In April 2020, we amended and restated the Nominating and Governance Committee charter to, among other things, change the name of the committee to the “Nominating, Governance and Sustainability Committee” and to task the committee with responsibility of overseeing the Company’s sustainability strategy. In February 2021, the Company announced two new strategic goals to support its environment, social and governance efforts. The first goal is to reduce the Company's carbon emissions 25% by 2025 through activities that improve environmental performance. The second goal is to establish middle and high school partnerships to improve curriculum in science, technology, engineering and mathematics ("STEM") for minorities and females from low-income and disadvantaged areas. We have made a commitment to year-one STEM funding of $50,000 across the United States, Canada, Germany, Portugal, the United Kingdom, and India.

We publish our corporate governance guidelines, board committee charters, company code of ethics and corporate responsibility documents on our website at www.faro.com/about-faro/leadership-and-governance, including our articles of incorporation, bylaws, committee charters, company code of ethics, conflict minerals policy and supplier code of conduct.

These documents serve as a framework to assist our Board of Directors in the exercise of its governance responsibilities, among other matters. Our Code of Ethics provides guidelines for business conduct and applies to members of our Board of Directors, our executive officers, employees, contractors, consultants, and others working on our behalf. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our code of conduct by posting such information on our website at the address specified above. Our governance, sustainability and strategy efforts, and the information on or accessible through our website, are not part of or incorporated by reference into this Proxy Statement.

DIVERSITY & INCLUSION

FARO believes in the benefits workforce diversity can provide. Innovation is critical for any technology company – and we believe that it benefits by the creative thinking that happens when people with different perspectives and backgrounds come together. We believe diverse teams can better relate to the many and varied needs of our customers. We promote a culture of inclusion where individual differences are valued which also allows us to attract the very best talent further encouraging our people to reach their full potential. As part of this cultural commitment, we are making the investment in formal programs that will foster diversity and inclusion at FARO.

We take a people-first approach to diversity and inclusion. We live inclusion by ensuring that employees can regularly provide input through regular workforce engagement surveys to take the “pulse” of our people and gather their insights.

FARO believes that a diverse and inclusive organization starts with investing in our employee journey. Our commitment to diversity extends from the most junior positions at the Company to the most senior. Approximately 30% of our CEO's staff is comprised of women and one of the seven independent members of our Board of Directors is a female and chairs our Nominating, Governance and Sustainability Committee.

As a part of our commitment to inclusion we invest in formal programs designed to foster diversity through networking, talent management and targeted career development. We are committed to making all benefit and employment-related decisions in compliance with established equal employment opportunity statutes and without regard to religion, national origin, age, gender, race, color, ancestry, sexual orientation, disability, marital status, citizenship, pregnancy, medical condition or any other protected class status, as defined by local, state or federal laws.

We believe strongly in building a global workforce that is diverse and that can build strong working relationships with the customers in the countries we operate. Our human resource programs promote diversity hiring, which enables our leaders to hire based on merit and strive to remove biases related to age, race, gender, religion, sexual orientation and other attributes that are unrelated to job performance. We support an inclusive culture and approximately 55% of our United States workforce is comprised of underrepresented groups, which includes minorities and women. We are committed to providing our employees with a positive and safe work environment that is free of discrimination, harassment and workplace violence. We encourage our employees to embrace different ideas, strengths, interests and cultural backgrounds and encourage all employees and partners to act as allies to support each other.
FARO knows that diversity and inclusion is not only an internal initiative. We are a proud to partner with local and national charities. We are also proud to provide ways for our employees and their families to get involved with philanthropic efforts. Various charitable events and fundraisers serve as a time for our family to come together with the common goal of helping those in need. We support an internal employee-based community outreach group, FARO Cares Committee, that actively seeks to serve the various communities touched by FARO employees and products. FARO has supported a variety of charitable organizations and activities, including UNICEF, the Leukemia & Lymphoma Society, local fire and police departments, and various other charity events.

FARO is committed to respecting human rights in alignment with the United Nation’s Guiding Principles on Business and Human Rights. We strive to comply with human rights laws and regulations globally and where we may have a local law conflict, we work within the laws of the country whilst maintaining the underlying principles of human rights standards. We encourage all employees and partners to act as allies to support each other.

BOARD MATTERS
Role and Risk Oversight of the Board of Directors
The Board provides general oversight and direction for the Company, monitors our performance and also acts as an advisor and counselor to senior management. In particular, the Board performs the following functions (the “Oversight Functions”):
•reviews and approves operating, organizational, financial and strategic plans;
•reviews our operational, financial and strategic performance;
•oversees and evaluates management’s systems for internal control, financial reporting and public disclosure;
•oversees our global risk management;
•establishes corporate governance standards;
•selects, evaluates and compensates our executive officers, including the President and CEO;
•oversees and evaluates senior management performance and compensation; and
•plans for effective development and succession of the President and CEO and senior management.
In its oversight of our global risk management, the Board has adopted a risk oversight framework in which it reviews the overall risk exposure of the Company in the form of a risk universe and discusses with management our risk assessment, including management’s role to identify, monitor, control and report risk exposure. In addition, the Board reviews all major risks that could materially adversely affect the Company, including external, strategic, operational, financial, organizational and compliance risks. In addition, our risk assessment has also been from time to time the subject of discussion among the independent members of the Board during their executive sessions, without the presence of Company management.
Each Board committee is also responsible for reviewing our risk exposure with respect to the respective committee’s areas of responsibility, discussing such risks with Company management, and reporting significant risks to the Board. Each independent Board member is a member of each Board committee. This helps to ensure that each independent Board member is fully informed and better able to contribute to the Oversight Functions.

The Audit Committee focuses on significant risks associated with financial exposures. The Talent, Development and Compensation Committee particularly reviews risks related to our compensation policies and practices as well as other organizational exposures. The Nominating, Governance and Sustainability Committee focuses on risks relating to our corporate governance structure and practices.
Leadership Structure of the Board of Directors
The Board has the flexibility to establish a leadership structure that works best for the Company at a particular time and reviews that structure periodically. At times during our past, the positions of Chairman of the Board and President and CEO have been held by two different people and, at other times, the positions have been combined and held by the same person. Currently, John Donofrio is our independent Chairman of the Board. The Board believes that having an independent Chairman of the Board allows our CEO, Mr. Burger, to concentrate on overseeing the management of our business while Mr. Donofrio provides leadership and oversight of functioning of the Board. Because we currently have an independent Chairman of the Board, there is currently no Lead Director.
The Chairman of the Board, in addition to setting board meeting agendas and chairing board meetings, facilitates information flow and communication between the independent directors and Company management; coordinates the activities of the other independent directors; together with the Talent, Development and Compensation Committee and the Board, evaluates the performance of the President and CEO; recommends the retention of Board consultants; has the authority to call meetings of the independent directors; if requested by significant shareholders, ensures that he is available for consultation and direct communication; and performs such other duties and responsibilities as the Board of Directors from time to time determines.
Executive sessions of independent directors are held at each regularly scheduled Board meeting for a discussion of relevant subjects, including the Oversight Functions. The Chairman of the Board, with input from the independent directors, prepares the agenda for executive sessions of the independent directors, although all independent directors are encouraged to raise any matters for discussion. The Chairman of the Board presides over the executive sessions of the independent directors.

We believe that our current Board structure appropriately ensures that an independent director serves in a Board leadership position, acting as a liaison between the Board and Company management and allowing the Board to better perform its Oversight Functions. The current Board structure allows our President and CEO to focus on the day-to-day operations of the Company and also permits the independent directors to discuss and address risk management with Company management in Board meetings, as well as separate from management in executive session. The Board evaluates its leadership structure from time to time and changes it as circumstances warrant.
Director Independence
We are required to comply with Nasdaq’s listing standards, including its corporate governance rules. Nasdaq rules require the Board to be comprised of a majority of independent directors, as that term is defined by the Nasdaq Stock Market Rules.
The Board has affirmatively determined that Lynn Brubaker, John E. Caldwell, Stephen R. Cole, John Donofrio, Jeffrey A. Graves, Ph.D., Yuval Wasserman, and Jeroen van Rotterdam are independent directors, as defined by the Nasdaq Stock Market Rules. The Board has determined that Mr. Burger is the only director who is not independent, because he is the President and CEO of the Company. In addition, none of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Nasdaq Rule 5250(b)(3).
Board Meetings and Committees
The Board of Directors held six meetings during 2020. Each of our directors then in office attended all of the applicable regular meetings of the Board and of the committees on which he or she served during 2020. In addition, the independent directors met in executive session without the presence of management at each regular Board meeting in 2020 and when deemed appropriate at other meetings of the Board and of the committees. While we have not adopted a formal policy regarding Board attendance at annual shareholder meetings, we encourage each of our Board members to attend the annual shareholder meetings in person. With the exception of the 2020 annual meeting, all of our directors attended the Company's annual meeting of shareholders in person.
The Board of Directors has three standing committees: an Audit Committee, a Talent, Development and Compensation Committee, and a Nominating, Governance and Sustainability Committee. During 2019, the Board eliminated the Operational Audit Committee and operational matters are reported on during the regular Board meetings. Each committee is comprised of all of our independent Board members.
The table below shows current membership for each of the standing Board committees:

Audit Committee	Talent, Development and Compensation Committee	Nominating, Governance and Sustainability Committee
Lynn Brubaker John E. Caldwell Stephen R. Cole* John Donofrio Jeffrey A. Graves, Ph.D. Yuval Wasserman Jeroen van Rotterdam	Lynn Brubaker John E. Caldwell* Stephen R. Cole John Donofrio Jeffrey A. Graves, Ph.D. Yuval Wasserman[1] Jeroen van Rotterdam	Lynn Brubaker* John E. Caldwell Stephen R. Cole John Donofrio Jeffrey A. Graves, Ph.D. Yuval Wasserman Jeroen van Rotterdam

*	Committee Chair
1	Effective April 1, 2021, Yuval Wasserman became the chairperson of the Talent, Development and Compensation Committee as John E. Caldwell announced his retirement from the Board effective as of the Company's 2021 annual meeting of shareholders.
Audit Committee
The Audit Committee held six meetings during 2020. In addition to its formal meetings, the Audit Committee Chairman and other members of the committee met frequently throughout 2020 and in the first quarter of 2021 with and without the presence of management, and also met with our external and internal auditors without the presence of management. At all regular meetings during 2020, members of the Audit Committee met in executive session, without the presence of management, and met separately, either in-person or telephonically, with our external and internal auditors.

The Board has determined that each of the Audit Committee members is independent as defined in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Nasdaq rules, including rules specifically governing audit committee members. The Board also has determined that Messrs. Caldwell and Cole are “audit committee financial experts” as defined under Item 407(d)(5) of Regulation S-K.
The Audit Committee acts under the terms of a written charter that is available on our website at www.faro.com/about-faro/leadership-and-governance. The Audit Committee’s responsibilities, discussed in detail in the charter, include, among other duties, the responsibility to:
•provide oversight regarding our accounting and financial reporting process, system of internal control, external and internal audit process, and our process for monitoring compliance with laws and regulations;
•review the independence and qualifications of our independent public accountants and our financial policies, control procedures and accounting staff;
•review and make appropriate inquiry of financial performance and financial position, including comparison of actual to budgeted results;
•appoint and oversee our independent public accountants;
•oversee internal audit and compliance functions;
•at least annually, discuss with management and the external auditors significant risks and exposures and the plans to minimize such risks; request that management and the external auditors provide updates to the Committee as appropriate
•review and approve our financial statements and other regulatory filings; and
•review transactions between the Company and any officer or director, any entity in which an officer or director of the Company has a material interest, or any other related person transactions.

Talent, Development and Compensation Committee
The Talent, Development and Compensation Committee (formerly known as the Compensation Committee) ("TDCC") held six meetings during 2020. In addition to its formal meetings, the TDCC Chairman and other members of the committee met frequently throughout 2020 among themselves without the presence of management, as well as with the TDCC’s consultant and our President and CEO. Areas of consideration at these various meetings included but were not limited to:
•oversight of management and leadership development and programs;
•review of the design of incentive plans;
•review and approval of senior management annual objectives;
•evaluation of the performance of all officers at the senior executive team level;
•making bonus and equity incentive award determinations in accordance with our short-term incentive plan and our long-term equity plan, respectively;
•consultations with Compensia, Inc. (“Compensia”), the compensation consultant to the TDCC, regarding, among other matters, updated market data and compensation trends generally and specific updated market data regarding compensation for named executives officers;
•establishment of overall executive compensation for 2020; and
•addressing other compensation and employment matters, including specific review of the performance of our President and CEO.
Each of the TDCC members qualifies as independent for TDCC membership, as defined in the Nasdaq rules, as a non-employee director, as defined under Rule 16b-3 of the Exchange Act, and as an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
The TDCC acts under the terms of a written charter that is available on our website at www.faro.com/about-faro/leadership-and-governance. As discussed in its charter, the TDCC reviews our executive compensation policies and programs and endeavors to ensure they are aligned and implemented in accordance with our overall strategy, including enhancement of shareholder value. Although the TDCC annually reviews and determines the President and CEO’s compensation, it works with the President and CEO in evaluating the performance of all other officers at the Vice President level and above reporting to the President and CEO and in reviewing and approving annually all compensation programs and awards (including setting the base compensation for the upcoming year and approving bonus and equity incentive awards) for all officers at the Vice President level and above reporting to the President and CEO. The TDCC maintains final authority in the determination of individual executive compensation packages to ensure compliance with our compensation policy objectives.
The TDCC’s duties and responsibilities include, among other things:
•overseeing the philosophy and operation of our compensation program that reinforce our culture and values, create a balance between risk and reward, attract, motivate and retain executives over the long-term and align their interests with those of our shareholders;
•overseeing our long-term equity plans, including reviewing and approving changes in such plans, granting equity awards to officers at the Vice President level and above reporting to the President and CEO, as well as approving the total amount of equity grants below the Vice President level and related parameters of such grants;
•advising on selection of certain executive officer positions;
•establishing the terms of all executive employment agreements and employment related polities, including severance and change-in-control provisions;
•evaluating compliance with the stock ownership requirements established by the Nominating, Governance and Sustainability Committee for the members of the Board and our executive officers;
•reviewing and approving on an annual basis long-term and short-term corporate objectives relevant to the President and CEO’s compensation, evaluating the President and CEO’s performance at least annually in light of those objectives and, without the input or participation of the President and CEO, approving the individual components of, and the overall compensation levels for, the President and CEO based on such evaluations;
•reviewing and approving, with the input and recommendation of the President and CEO, the annual base salaries, annual and long term incentive awards and other compensation arrangements of all other named executive officers and all other Senior Vice Presidents and Vice President-level employees, including reviewing and approving on an annual basis long-term and short-term corporate objectives relevant to their performance evaluation and compensation, as well as approving the total amount of short-term incentives below the Vice President level and related parameters;
•reviewing and monitoring all compensation and significant benefit plans that affect all employees and annually approving overall employee salary policies, as well as equity-based programs for all levels of employees;
•monitoring compliance with requirements under the Sarbanes-Oxley Act of 2002 relating to 401(k) plans and loans to directors and officers and compliance with all other applicable laws affecting employee compensation and benefits;
•reviewing and recommending any proposed changes in director compensation to the Board;
•overseeing senior level talent development and succession planning;
•reviewing and discussing with management the Compensation Discussion and Analysis that is included in our proxy statement for our annual meeting of shareholders;
•preparing the report of the TDCC for inclusion in the proxy statement; and
•engaging, on an as-needed basis, the services of outside experts in areas of compensation and benefits practices. Specifically, the TDCC has engaged Compensia, a compensation expert, to informally update the TDCC on an annual basis and from time to time on matters that have been delegated to the TDCC.
The TDCC may delegate its authority to grant awards under the 2014 Incentive Plan to our executive officers. The TDCC has delegated its authority to our President and CEO, subject to the management level, aggregate amount and the parameters discussed below, to grant stock-based awards under the 2014 Incentive Plan to newly hired employees, to current employees in connection with a promotion, and to employees recognized for performance under an established Company employee award program. The grants by our President and CEO are subject to the following parameters, among others, established by the TDCC: (i) the President and CEO may not grant awards to (a) employees who are subject to the short-swing profit rules of Section 16 of the Exchange Act, or (b) employees who at the grant date are “covered employees,” or are reasonably anticipated to become “covered employees,” as defined in Section 162(m) of the Code, during the term of the award; (ii) any award granted by the President and CEO will be subject to all of the terms and conditions of the 2014 Incentive Plan; and (iii) the President and CEO must make a written report to the TDCC at the end of each fiscal quarter that sets forth any and all awards granted by him during the preceding fiscal quarter.

As earlier noted, the TDCC has the authority to retain consultants and to obtain advice and assistance from external legal, accounting and other advisors at our expense. Since October 2017, the TDCC has engaged Compensia to advise it on compensation matters. In performing its services, Compensia reports to and is instructed by the Compensation Committee. For more information regarding Compensia’s services, see “2020 Director Compensation,” beginning on page 19 of this Proxy Statement and “Executive Compensation—Compensation Discussion and Analysis,” beginning on page 26 of this Proxy Statement.
Nominating, Governance and Sustainability Committee (formerly known as the Governance and Nominating Committee)
The Nominating, Governance and Sustainability Committee (formerly known as the Governance and Nominating Committee) met two times in 2020. Each of the Nominating, Governance and Sustainability Committee members is independent under the Nasdaq rules.
In April 2020, we amended and restated the Nominating and Governance Committee charter to, among other things, change the name of the committee to the “Nominating, Governance and Sustainability Committee” and to task the committee with responsibility for implementing and overseeing the Company’s sustainability strategy. The Nominating, Governance and Sustainability Committee’s written charter, as amended and restated, is available on our website at www.faro.com/about-faro/leadership-and-governance. As discussed in detail in the charter, the Nominating, Governance and Sustainability Committee is responsible for developing, evaluating and implementing our corporate governance policies. In addition to assisting the Board in its oversight responsibilities relating to the Company's sustainability strategy, the Nominating, Governance and Sustainability Committee is also responsible for selecting and recommending for Board approval director nominees and the members and chair of each of the Board committees. Current members of the Board are considered for re-election unless they have notified the Company that they do not wish to stand for re-election. The Nominating, Governance and Sustainability Committee considers candidates for the Board recommended by current members of the Board or members of management. In addition, the Committee may, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director.
The Nominating, Governance and Sustainability Committee also will consider director candidates recommended by eligible shareholders. Shareholders may recommend director nominees for consideration by the Nominating, Governance and Sustainability Committee by writing to the Nominating, Governance and Sustainability Committee, Attention: Chairman, 250 Technology Park, Lake Mary, Florida 32746, and providing appropriate biographical information concerning each proposed nominee. Candidates proposed by shareholders for nomination are evaluated using the same criteria as candidates initially proposed by the Nominating, Governance and Sustainability Committee.
The following minimum qualifications must be met by a director nominee to be recommended by the Nominating, Governance and Sustainability Committee:
•each director must display high personal and professional ethics, integrity and values;
•each director must have the ability to exercise sound business judgment and demonstrate basic financial literacy;
•each director must be highly accomplished in his or her respective field, with broad experience and demonstrated senior-level leadership in business, government, education, technology or public interest;
•each director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience;
•each director must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value; and
•each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business.
In identifying potential Board nominees and evaluating candidates for the Board, the Nominating, Governance and Sustainability Committee considers the nominee’s experience, skills and qualifications. Diversity is an important criteria to the Nominating, Governance and Sustainability Committee, in accordance with our Corporate Governance Guidelines, when identifying potential Board nominees and evaluating Board candidates, including in the context of providing diversity in business perspectives, gender, ethnicity, education, experience and leadership qualities.
Annually, the Nominating, Governance and Sustainability Committee reviews the composition of the Board to assess whether it reflects the appropriate experience, tenure, skills and qualifications expected of Board members, as well as a variety of complementary experiences and backgrounds, sufficient to provide sound and prudent guidance, particularly in the areas of senior leadership, operations, finance, technology and governance. The Nominating, Governance and Sustainability Committee assesses the effectiveness of diversity within the Board every year as part of this annual assessment. If, as a result of the assessment, the Nominating, Governance and Sustainability Committee determines that adding or replacing a director is advisable, the Nominating, Governance and Sustainability Committee initiates a search for a suitable candidate to fulfill the Board’s needs. In addition, our Corporate Governance Guidelines provide that any director who undergoes a change of occupation must notify the Chairman of the Board and the Chairman of the Nominating, Governance and Sustainability Committee of the change and offer to submit his or her resignation.
A shareholder who wishes to nominate a person for election to the Board of Directors must submit written notice to the Company, Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746. Under our Bylaws, we must receive the written nomination for an annual meeting not less than 90 days and not more than 120 days prior to the first anniversary of the previous year’s annual meeting of shareholders, or, if no annual meeting was held the previous year or the date of the current year’s annual meeting is advanced more than 30 days before or delayed more than 60 days after the anniversary date, we must receive the written nomination not more than 120 days prior to the current year’s annual meeting and not less than the later of 90 days prior to the annual meeting or ten days following the day on which public announcement of the date of the annual meeting is first made. For a special meeting, we must receive the written nomination not less than the later of 90 days prior to the special meeting or ten days following the day on which public announcement of the date of the special meeting is first made. Under the Bylaws, the nomination must include (i) all information relating to the candidate that is required to be disclosed in solicitations of proxies for an election of directors, or is otherwise required, in each case pursuant to Regulation 14A of the Exchange Act, including the nominee’s consent to be named in the proxy statement as a nominee and to serving as a director if elected, (ii) a description of (a) all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and (b) any other material relationships, between the shareholder and any beneficial owner on whose behalf the director nomination is made, and their respective affiliates and associates or others acting in concert with the shareholder or beneficial owner, on the one hand, and each candidate and his or her respective affiliates and associates, or others acting in concert with the candidate, on the other hand, including all information required under Item 404 of Regulation S–K if the shareholder and any beneficial owner on whose behalf the nomination is made, or any affiliate or associate of or person acting in concert with the shareholder or beneficial owner, were the “registrant” for purposes of that rule and the candidate was a director or executive officer of such registrant, and (iii) as to the shareholder and any beneficial owner on whose behalf the director nomination is made, (a) their names and addresses, (b) the class and number of shares of our stock beneficially owned by them, (c) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, an effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, the shareholder or the beneficial owner with respect to any share of our stock, and (d) a representation as to whether the shareholder or any beneficial owner on whose behalf the nomination is made intends, or is or intends to be part of a group that intends, to deliver a proxy statement or form of proxy to at least the percentage of our shareholders required to elect the nominee or otherwise to solicit proxies from shareholders in support of the nomination. We may require any proposed nominee to furnish such other information as may reasonably be required to determine his or her eligibility to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the nominee’s independence.
TDCC Interlocks and Insider Participation
During 2020, Lynn Brubaker, John E. Caldwell, Stephen R. Cole, John Donofrio, Jeffrey A. Graves, Ph.D. and Yuval Wasserman served as members of the TDCC. None of the TDCC members was, during 2020 or formerly, an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K. During 2020, none of our executive officers served as a member of the board of directors or compensation committee of any entity that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Code of Business Conduct and Ethics
The Board of Directors has adopted a Code of Ethics, entitled “Code of Ethics for Senior Financial Officers,” that is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Board of Directors has also adopted a Global Ethics Policy applicable to all of our employees. The Code of Ethics for Senior Financial Officers and the Global Ethics Policy are available at no cost on our website at www.faro.com/about-faro/leadership-and-governance or by submitting a written request to FARO Technologies, Inc., Attention: Secretary, 250 Technology Park, Lake Mary, Florida 32746.

2020 DIRECTOR COMPENSATION
The following table sets forth information regarding the compensation earned by each of our non-employee directors during the year ended December 31, 2020. See the Summary Compensation Table contained within “Executive Compensation—Compensation Discussion and Analysis,” beginning on page 26 of this Proxy Statement for the compensation earned by Mr. Burger for his service as both Director and President and CEO during 2020.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3)	Total ($)
Lynn Brubaker	67,500	99,991	167,491
John E. Caldwell	70,000	99,991	169,991
Stephen R. Cole	72,500	99,991	172,491
John Donofrio	112,500	149,986	262,486
Jeffrey A. Graves, Ph.D.	62,500	99,991	162,491
Yuval Wasserman	62,500	99,991	162,491

(1)Includes cash retainers earned by each non-employee director during the year ended December 31, 2020.
(2)Reflects the aggregate grant date fair value of restricted stock units granted to our non-employee directors in 2020, determined in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718, Stock Compensation (“FASB ASC Topic 718”).
(3)As of December 31, 2020, our non-employee directors held the following aggregate number of shares of unvested restricted stock units (they did not hold any stock options):

Name	Unvested Restricted Stock Units (#)
Lynn Brubaker	1,742
John E. Caldwell	1,742
Stephen R. Cole	1,742
John Donofrio	2,613
Jeffrey A. Graves, Ph.D.	1,742
Yuval Wasserman	1,742
The following table shows the restricted stock units awarded to each non-employee director then in office on June 1, 2020, and the aggregate grant date fair value for each award:

Name	Restricted Stock Units (#)	Full Grant Date Fair Value of Award ($)
Lynn Brubaker	1,742	99,991
John E. Caldwell	1,742	99,991
Stephen R. Cole	1,742	99,991
John Donofrio	2,613	149,986
Jeffrey A. Graves, Ph.D.	1,742	99,991
Yuval Wasserman	1,742	99,991
The grant date fair values of the awards shown above are calculated by multiplying the number of shares of restricted stock by the closing price of our common stock on the grant date ($57.40 on June 1, 2020).

Terms of Director Compensation Program
We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board, as detailed in the table below. In setting director compensation, we consider the significant amount of time that non-employee directors expend in fulfilling their duties to the Company, as well as the skill level required of members of the Board. No changes were made to our non-employee director compensation policy in 2020.
The actual aggregate cost of Board compensation in 2020 was $1,156,608. The following table sets forth each component of our Board compensation in 2020:

Annual Cash Retainer:	$40,000
Additional Annual Retainers:
Nominating, Governance and Sustainability Committee Chairperson	$10,000
Audit Committee Chairperson	$20,000
Talent, Development, and Compensation Committee Chairperson	$15,000
Nominating, Governance and Sustainability Committee Non-Chair Member	$5,000
Audit Committee Non-Chair Member	$10,000
Talent, Development, and Compensation Committee Non-Chair Member	$7,500
Lead Director	$80,000	(a)
Non-Employee Chairman	$100,000	(a)
Initial Equity Grant	$100,000	(b)
Annual Equity Grant	$100,000	(c)

(a)Payable 50% in cash and 50% in restricted stock units. Restricted stock units are granted annually on the day following the annual meeting of shareholders, and the number of restricted stock units to be granted are determined by dividing the dollar value of the retainer by the closing price of our common stock on the date of grant. The restricted stock units vest on the day prior to the following year’s annual meeting date, subject to the Lead Director’s or non-employee Chairman’s, as applicable, continued membership on the Board as of such date.
(b)Upon election to the Board, each non-employee director receives restricted stock units with a value equal to $100,000, calculated by using the closing price of our common stock on the date of the non-employee director’s election to the Board. The initial restricted stock unit grant vests on the third anniversary of the grant date, subject to the non-employee director’s continued membership on the Board as of such date.
(c)On the day following the annual meeting of shareholders, each director receives restricted stock units with a value equal to that indicated in the above chart, calculated by using the closing price of our common stock on the day following the annual meeting of shareholders. The annual restricted stock unit grant vests the day prior to the following year’s annual meeting date, subject to a director’s continued membership on the Board as of such date.
Mandatory Board of Director Stock Ownership and Holding Periods
Our non-employee directors are subject to minimum share ownership guidelines. Within two years after joining the Board, each non-employee director is required to own shares of our common stock with a value equal to at least $300,000. The ownership requirement may be satisfied through (i) holdings of equity awards granted by us, the values of which are calculated based on the higher of (a) the then-current value of the equity awards on the date of determining compliance with the minimum share ownership guidelines and (b) the grant date fair value of the equity awards, and/or (ii) shares of common stock purchased by the non-employee director independently, the values of which are calculated based on the closing price of our common stock on the purchase date. Also, each non-employee director must hold shares of our common stock acquired pursuant to the exercise of stock options or vesting of restricted stock for one year after exercise or vesting, as applicable, or until his or her retirement, whichever is earlier; provided that non-employee directors may sell shares to the extent necessary to satisfy tax obligations arising from the vesting of their restricted stock awards. As of December 31, 2020, all of our directors met or exceeded the minimum share ownership requirement.
Director Deferred Compensation Plan
In October 2018, the TDCC adopted the FARO Technologies, Inc. 2018 Non-Employee Director Deferred Compensation Plan (the “Deferred Compensation Plan”). This plan encourages our directors to hold a substantial portion of their compensation in the form of equity, which can only be monetized at the end of their tenure on the Board or in other limited circumstances.
Prior to the first day of each calendar year, each non-employee director may (i) elect to convert all of his or her annual cash retainer fees as well as any annual committee and chair fees other than reimbursements otherwise payable to him or her by the Company into deferred stock units, and (ii) elect to receive all of his or her annual equity grant received during the calendar year in the form of restricted stock units, or defer payment of all such restricted stock units granted to the non-employee director in the calendar year. Each deferred stock unit represents the right to receive one share of our common stock no later than 60 business days following the date the non-employee director incurs a separation of service from the Company, or, in limited circumstances upon a change in control of the Company, cash equal to the fair market value of one share of our common stock on the date of the change in control, pursuant to the 2014 Incentive Plan and the Deferred Compensation Plan.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 2, THE RATIFICATION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.
The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of our independent registered public accounting firm. Grant Thornton LLP has audited our financial statements since 2004. The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for 2021.
Representatives of Grant Thornton LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions of shareholders.
Shareholders are not required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm. However, we are submitting the ratification to our shareholders as a matter of good corporate practice. If our shareholders fail to ratify the appointment of Grant Thornton LLP, the Audit Committee may reconsider the retention of Grant Thornton LLP. Even if the selection of Grant Thornton LLP is ratified, the Audit Committee in its discretion may select a different independent accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and our shareholders.
The affirmative vote of a majority of the votes cast is necessary for approval of the ratification of Grant Thornton LLP. Abstentions will have no impact on the ratification of our independent registered public accounting firm. Because this matter is a routine proposal, there will be no broker non-votes associated with this proposal.

INDEPENDENT PUBLIC ACCOUNTANTS
The following table presents fees for professional audit services rendered by Grant Thornton LLP for the audit of our financial statements for the fiscal years ended December 31, 2020 and 2019, and fees for other services rendered by Grant Thornton LLP during those periods.

	2020	2019
Audit fees (1)	$1,772,279	$1,960,207
Audit-related fees (2)	32,100	32,375
Tax fees	—	—
All other fees	—	—
Total fees	$1,804,379	$1,992,582

(1)Amounts for 2020 and 2019 include the audit of financial statements, review of financial statements included in Quarterly Reports on Form 10-Q, audit of the effectiveness of our internal control over financial reporting and statutory audits required internationally.
(2)Amounts for 2020 and 2019 include fees related to the audit of our employee benefit plan.
The Audit Committee has concluded that the provision of the audit and permitted non-audit services by Grant Thornton LLP in 2020 and 2019 is consistent with maintaining the independence of Grant Thornton LLP.
Pursuant to the Audit Committee charter, the Audit Committee pre-approved all services provided by Grant Thornton LLP. The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by our independent auditors. Pursuant to these policies and procedures, the Audit Committee may form and delegate authority to subcommittees consisting of one or more members, when appropriate, to grant such pre-approvals, provided that decisions of such subcommittee(s) to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management.

REPORT OF THE AUDIT COMMITTEE
Under the Audit Committee charter, the Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the system of internal control over financial reporting and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The Audit Committee has, among other things, the responsibility to monitor and oversee these processes.
The Audit Committee has:
(1) reviewed and discussed the Company’s audited financial statements with management;
(2) discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
(3) received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
The Audit Committee also considered the impact of non-audit services on the auditor’s independence.
The Audit Committee reviewed with the independent accountants the overall scope and specific plans for its audit. Without management present, the Committee met with the independent accountants to review the results of their examinations, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s accounting and financial reporting. The Audit Committee reviewed and discussed the Company’s audited financial statements with the independent accountants.
Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.
Audit Committee:

Stephen R. Cole, Audit Committee Member (Chair)
Lynn Brubaker, Audit Committee Member
John E. Caldwell, Audit Committee Member
John Donofrio, Audit Committee Member
Jeffrey A. Graves, Ph.D., Audit Committee Member
Yuval Wasserman, Audit Committee Member

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
THE BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL 3, THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Section 14A of the Exchange Act provides shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers. This advisory vote is commonly known as “Say-on-Pay.” Accordingly, the Board of Directors is asking our shareholders to indicate their support for the compensation of our named executive officers, as disclosed in this Proxy Statement. Consistent with the results of the most recent non-binding advisory vote in 2017 regarding the frequency of the “Say-on-Pay” vote, we currently intend to conduct this advisory vote annually.
This proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our executive compensation program and practices. The Compensation Committee endeavors to ensure that the philosophy and operation of our compensation program reinforces our culture and values, creates a balance between risk and reward, attracts, motivates, and retains executives over the long-term and aligns their interests with those of our shareholders. The Compensation Committee strives to provide total compensation relating to the President and CEO, the other named executive officers and all other employees at the Vice President level and above, that is fair, reasonable and achieves the objective described above. Our executive compensation program includes a significant performance-based component, in the form of a short-term annual incentive award, as well as a substantial emphasis on “at-risk,” equity-based long-term incentives. Please read the Compensation Discussion and Analysis, together with the related compensation tables and narrative disclosure below, for a detailed explanation of our executive compensation program and practices.
At our annual meetings of shareholders held in May 2018, May 2019 and May 2020, approximately 78%, 96% and 98%, respectively, of the votes cast on the Say-on-Pay proposal at each of those meetings were voted in favor of the proposal. During 2018, before our annual meeting of shareholders, our management team discussed our executive compensation programs, policies and practices with certain of our shareholders. As a result of the lower say-on-pay approval level in 2018, and based on the discussions management had with those shareholders during 2018, the Compensation Committee decided to undertake a comprehensive review of our executive compensation programs, policies and practices, including engaging its independent compensation consultant to assist in the review of our 2018 say-on-pay voting results, shareholder outreach considerations and recommendations for the 2019 long-term equity incentive award design. As a result of this initiative, the Compensation Committee approved significant changes to our executive compensation to more closely align with current best practices, respond to shareholder concerns regarding the pay-for-performance features of our executive compensation programs, and strengthen the pay-for-performance alignment of our executive compensation programs. In 2019, the Compensation Committee developed, with the advice of Compensia, Mr. Burger's compensation arrangements and terms as our new President and CEO. For more information regarding the changes made to our executive compensation program, see “Executive Compensation—Compensation Discussion and Analysis—Consideration of Prior Year Say-on-Pay Vote,” beginning on page 26 of this Proxy Statement.
    The Board is asking our shareholders to vote “FOR” the following non-binding resolution:
“Resolved, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the related compensation tables and narrative disclosure, in the Proxy Statement is hereby approved on an advisory basis.”
The approval of this proposal requires the affirmative vote of a majority of the votes cast by the shareholders. Abstentions and broker non-votes will have no impact on the outcome of this matter. As an advisory vote, the result will not be binding on the Board; however, the Compensation Committee, which is comprised solely of independent directors, will consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices.

EXECUTIVE OFFICERS
The following table provides information regarding our executive officers as of March 26, 2021:

Name	Age	Principal Position
Michael D. Burger	62	President and Chief Executive Officer
Allen Muhich	53	Chief Financial Officer
Katrona Tyrrell	57	Chief People Officer
Kevin Beadle	63	Senior Vice President of Sales

Michael D. Burger was appointed as our President and CEO on June 17, 2019. Prior to joining the Company, Mr. Burger was President and Chief Executive Officer and a member of the board of directors of Electro Scientific Industries, Inc., a leading supplier of innovative laser-based microfabrication solutions for industries reliant on microtechnologies, from October 2016 to February 2019, when it was acquired by MKS Instruments, Inc. Prior to joining Electro Scientific Industries, Inc., Mr. Burger was President and Chief Executive Officer of Cascade Microtech, Inc., a manufacturer of advanced wafer probing, thermal and reliability solutions for the electrical measurement and testing of high performance semiconductor devices, from July 2010 to June 2016. From April 2007 to February 2010, Mr. Burger served as the President and Chief Executive Officer and as a member of the board of directors of Merix Corporation (“Merix”), a printed circuit board manufacturer. Mr. Burger also served as a member of the Board of Directors of ViaSystems Group, Inc. from February 2010 after it acquired Merix until May 2015. From November 2004 until joining Merix, Mr. Burger served as President of the Components Business of Flextronics Corporation. From 1999 to November 2004, Mr. Burger was employed by ZiLOG, Inc., a supplier of devices for embedded control and communications applications. From May 2002 until November 2004, Mr. Burger served as ZiLOG's President and a member of its board of directors. Mr. Burger holds a B.S. degree in Electrical Engineering from New Mexico State University and a certificate from the Stanford University International Executive Management Program.
Allen Muhich has served as our Chief Financial Officer since July 2019. Prior to joining the Company,
Mr. Muhich served as Vice President, Chief Financial Officer and Corporate Secretary of Electro Scientific Industries, Inc., a leading supplier of innovative laser-based microfabrication solutions for industries reliant on microtechnologies, from December 2017 to February 2019, when it was acquired by MKS Instruments, Inc. Prior to joining Electro Scientific Industries, Inc., Mr. Muhich was Chief Financial Officer of ID Experts, a provider of identity protection services, from February 2016 to
November 2017, as well as Chief Operating Officer from January 2017 to November 2017. Prior to that, Mr. Muhich served as Chief Financial Officer of Smarsh, Inc., a provider of cloud-based archiving solutions, from March 2015 to February 2016, as Chief Financial Officer and Vice President of Finance of Radisys Corporation, a leading provider of open telecom solutions, from May 2011 to March 2015, as Vice President of Finance and Corporate Controller at Merix Corporation, a global manufacturer of the printed circuit boards from September 2006 to May 2010, and spent the previous 15 years in financial management in the office printing business at Tektronix, Inc. and Xerox Corporation. Mr. Muhich holds a B.A. degree in Accounting from Western Washington University.
Katrona Tyrrell has served as Chief People Officer of the Company since January 2017. Prior to joining the Company, Ms. Tyrrell served as Global Senior Vice President, Human Resources for IDT Corporation, a global telecommunications and payment services provider, from 2010 to January 2017, leading a team that was responsible for global succession planning, leadership development, performance management, employee engagement and organizational effectiveness. From 2006 to 2010, Ms. Tyrrell held roles of increasing human resources management responsibility at IDT Corporation. Prior to joining IDT Corporation in 2006, Ms. Tyrrell held leadership and management positions at Towergate Partnership, Ltd. and Robert & Partners Managed Services in the United Kingdom. Ms. Tyrrell holds a post-graduate diploma in strategic management from Crawley College in the United Kingdom.
Kevin Beadle has served as our Senior Vice President of Sales since December 2019. Prior to joining the Company, Mr. Beadle served as the President of Silicon IP and Secure Protocols for Inside Secure, a company that specializes in security solutions for mobile and connected devices, providing software, silicon IP, tools and know-how needed to protect customers’ transactions, content, applications, and communications from January 2017 to November 2019 and also served as the Vice President of Americas from January 2014 to December 2016. Prior to joining Inside Secure in 2014, Mr. Beadle held leadership and management positions at Fairchild Semiconductor, Wolfson Microelectronics, and Intel Corporation. Mr. Beadle holds a B.A. degree in Engineering Science from the University of Texas and an Executive MBA Degree from Stanford University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
    The TDCC oversees, among other things, the development of our executive compensation programs, policies and practices. This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program for 2020. The guiding principles and fundamental objectives of the executive compensation program are as follows:
•align our senior leadership team's interests with interests of our shareholders by establishing clear performance goals that are quantifiable and focused on our success while balancing both short-term and long-term objectives;
•attract, retain and motivate our senior leadership team by providing competitive compensation arrangements;
•provide operational, financial and strategic objectives to each member on our senior leadership team; and
•recognize company performance in addition to individual performance.
Following this CD&A, you will find a series of tables and narrative disclosures containing specific data about compensation earned in 2020 by the following individuals, whom we refer to as our named executive officers:

Name	Title
Michael D. Burger	President and Chief Executive Officer (“CEO”)
Allen Muhich	Chief Financial Officer
Katrona Tyrrell	Chief People Officer
Kevin Beadle	Senior Vice President of Sales
Yazid Tohme, Ph.D.	Former Chief R&D Officer

Changes in Executive Leadership
Effective August 24, 2020, the Company decided to eliminate the role of Chief R&D Officer. As a result, Dr. Yazid Tohme’s employment as the Company’s Chief R&D Officer ended. Dr. Tohme continued as an employee of the Company for a transition period through October 30, 2020.

Executive Summary
Strategy
During the second half of 2019, our Chief Executive Officer (“CEO”) and FARO's management team formulated and began to implement a new comprehensive strategic plan for our business. We identified areas of our business that needed enhanced focus or change in order to improve our efficiency and cost structure. As part of our strategic plan, we reassessed and redefined our go-to-market strategy, refocused our marketing engagement with our customers, re-evaluated our hardware and software product portfolio and examined how key decisions are made throughout our global organization. Additionally, we focused on other organizational optimization efforts, including the simplification of our overly complex management structure.
In February 2020, we outlined our new strategy with the primary objective of realizing profitable revenue growth that would ultimately drive increased long-term shareholder value. Our Board of Directors approved a global restructuring plan (the “Restructuring Plan”), which supports our strategic plan and broadly relies on the following key tenants:
•Create a reduced cost structure that would enable us to realize our financial success model of 20% adjusted EBITDA, on relatively flat 2019 revenue, by targeting $40 million in annualized savings;
•Enable revenue growth through long-term product differentiation by better understanding our customer needs and delivering hardware and software solutions that solve their problems better than our competitors; and
•A focus on customers in our large and growing targeted markets, namely 3D Metrology, Architecture, Engineering & Construction and Public Safety Analytics.

During fiscal 2020, we made significant progress in these key tenants. We eliminated our costly vertical structure in favor of a functional structure. The elimination of our vertical structure allowed us to successfully complete our redefined go-to-market strategy which placed increased focus on our customers and enabled our sales employees, supported by our talented pool of field application engineers, to sell all product lines globally. We also globalized many administrative processes which allowed the elimination of redundant resources. Finally, we exited several business that targeted customers outside our core markets. As a result, fiscal 2020 non-GAAP operating expenses* of $163.4 million were approximately $40.9 million lower than fiscal 2019. In connection with the implementation of our Restructuring Plan, we recorded a pre-tax charge of approximately $15.8 million in fiscal 2020, which primarily consisted of severance and related benefits, professional fees and other related charges and costs.
We also made meaningful progress toward our objective of growing revenue in our target markets. Our new focus on product marketing has provided an increased understanding of customer applications and workflows which enables value-based product positioning while optimizing our customer's total cost of ownership. By strengthening our understanding of customer applications and workflows, we expect to continue to develop high-value solutions across our product and software platforms. Additionally, our marketing team has transformed our lead generation process and implemented technology that we believe will provide our sales organization with higher quality leads, targeted at specific workflow applications, and further optimize the time and effort spent by our newly organized sales team.
Fiscal 2020 revenue of $303.8 million was 20.4% lower than fiscal 2019 primarily as a result of the effects the COVID-19 pandemic on our end markets.

While COVID-19 negatively impacted overall demand for our products and services, it also provided us with the opportunity to adapt to operating in a virtual environment. We significantly increased the utilization of our existing virtual sales demonstration infrastructure which has enabled ongoing customer product education. We launched an updated web-based learning system that increased the customer attendance of our virtual training and product information seminars. As a result, we remain confident the actions we have taken will ultimately result in our objective of long-term profitable revenue growth.

*Note: a reconciliation of non-GAAP operating expense to the most directly comparable GAAP financial measure is provided in Appendix A to this proxy statement.

Company Performance in 2020
In 2020, we recorded $303.8 million in total sales in 2020, a decrease of 20.4% over 2019. Adjusted EBITDA* was $9.9 million in 2020, or 3.3% of sales, compared to Adjusted EBITDA* of $29.7 million, or 7.7% of sales, in 2019. We maintained cash and cash equivalents of $185.6 million and no debt as of December 31, 2020.

*Note: Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to the most directly comparable GAAP financial measure is provided in Appendix A to this proxy statement.

Total Shareholder Return
    Our one-year Total Shareholder Return (“TSR”) as of December 31, 2020 was 40.3%, which outpaced our industry group, peer group, and the Russell 2000 index. Our three-year TSR as of December 31, 2020 of 50.3% was above our industry group and the Russell 2000 index and approximated our peer group. For a discussion of the companies in our peer group, see “Review of Peer Group Practices” below. We use the Global Industry Classification Standard (GICS) Subcode 4520 (Technology Hardware and Equipment) developed by Standard & Poor’s Financial Services LLC and MSCI Inc. as our industry group.

Consideration of Say-On-Pay Advisory Vote
At our 2020 annual meeting of shareholders, approximately 98% of the votes cast on the annual say-on-pay vote were voted in favor of the proposal. The TDCC believes that this level of affirmative votes conveyed our shareholders' support of the TDCC's decisions and our existing executive compensation programs. The TDCC reviewed the final vote results and has not made any material changes to our executive compensation programs or policies as a result of the vote.

Overview of 2020 Compensation
The primary components of our fiscal 2020 executive compensation for the named executive officers and, their objectives are set forth in the table below. In determining the amount to pay each executive officer, the TDCC considered various factors, including market data, individual roles and responsibilities, and individual performance.

Component	Description	Objective
Base Salary	Fixed cash compensation; reviewed annually	Provide base compensation amount aligned with market
Short-Term Incentives	Variable cash compensation based on performance against annual goals	Provides incentive and motivation for achievement of key objectives
Performance-Based Restricted Stock Units	Variable compensation with payout in shares based total shareholder return (relative performance to the Russell 2000 Index) over a three-year performance period	Aligns executive interest with long-term shareholder value creation
Time-Based Restricted Stock Units	Variable compensation with payout in shares subject to annual vesting over a three-year time period	Provides retention and aligns executive interest with long-term shareholder value creation

Compensation of our Chief Executive Officer
The compensation of our CEO, Mr. Burger, is positioned within the range of our compensation benchmark and is based on the same design elements that are applicable to our other named executive officers. In February 2020, the Compensation Committee determined to keep Mr. Burger's base salary unchanged, maintain his target annual cash short-term incentive opportunity at 100% of base salary, and maintain his long-term incentive opportunity at $2.0 million in contemplation of his service as President, CEO and Board member. Mr. Burger's compensation consists of an annualized base salary of $700,000, target annual cash short-term incentive opportunity of $700,000, and long-term incentive grant value of $2.0 million. The decision to leave Mr. Burger’s base salary unchanged in 2020 resulted from an evaluation of peer based compensation levels and was not an indication of Mr. Burger’s performance since being appointed President & CEO in June 2019.
Executive Compensation Objectives and Philosophy
The TDCC endeavors to ensure the philosophy and operation of our compensation program reinforces our culture and values, creates a balance between risk and reward, attracts, motivates, and retains executives over the long-term and aligns their interests with those of our shareholders. The TDCC strives to provide total compensation to the President and CEO, the other named executive officers and all other employees at the Vice President level and above that is consistent with market conditions and achieves the objective described above. Our executive compensation program includes a significant performance-based component in the form of “at-risk,” equity-based long-term incentives, which in 2020 took the form of a combination of time-based restricted stock units (“TRSUs”) and performance-based restricted stock units (“PRSUs”).
The TDCC has responsibility for establishing, implementing and monitoring adherence with our compensation philosophy. For more information regarding the TDCC’s duties and responsibilities, see pages 15 through 17 of this Proxy Statement.
Compensation Governance Highlights
    The TDCC and Company management are mindful of evolving practices in executive compensation and corporate governance. In response, we have adopted the following policies and practices:
•The long-term incentive equity awards granted to our named executive officers include a performance-based equity component representing 50% of the granted value.
•We do not offer newly hired executives “single-trigger” change-in-control cash severance features payable solely upon the occurrence of a change in control.
•The Amended and Restated Change in Control Severance Policy does not provide for excise tax gross-up.
•The 2014 Incentive Plan prohibits cash buyouts of stock options.
•We maintain a compensation clawback policy, as further described on page 35 of this Compensation Discussion and Analysis.
•We have a stock ownership policy for our non-employee directors and executive officers, as further described on pages 20 and 35 of this Proxy Statement, respectively.
•Our Company's Insider Trading Policy prohibits hedging and pledging of Company securities by our directors and executive officers.

•The TDCC has determined that the work of its current compensation consultant, Compensia, has not raised any conflicts of interest.
The TDCC has retained compensation consultants from time to time, including for formal executive and director compensation studies in 2010, 2012 and 2015 and a formal executive compensation study in 2018 and 2019. Such consultants are frequently consulted during the year on various matters and annually to informally update the TDCC on matters delegated to the committee under its charter.
Executive Compensation Components
Base Salary
When setting base salaries, the TDCC considers the Company's overall financial performance and outlook, the compensation levels of comparable positions within our peer group, and each executive’s experience, expertise, level of responsibility, seniority, leadership qualities, professional advancement, individual accomplishment, and other significant contributions to our success. When setting the salaries for the executive officers other than the President and CEO, the TDCC also considers the President and CEO’s recommendations and the prior performance review conducted by the President and CEO. The TDCC approved changes to the base salaries of certain of our named executive officers to the following levels:

Name	2020 Base Salary	% Increase (Decrease) from 2019
Mr. Burger(1)	$700,000	-%
Mr. Muhich(2)	$382,130	3%
Ms. Tyrrell(2)	$298,982	3%
Mr. Beadle(3)	$310,000	-%
Dr. Tohme(2)	$381,100	3%
(1) In February 2020, the TDCC determined to leave Mr. Burger’s salary unchanged as a result of a peer based compensation review.
(2) In February 2020, the TDCC determined to increase Mr. Muhich, Ms. Tyrrell and Dr. Tohme's base salary by 3%; however, the base salary increase was not implemented until September 2020 due to the impact of COVID-19.
(3) Mr. Beadle was hired as our SVP of Sales in December 2019 and was not eligible for a merit increase in 2020 as he was hired during the fourth quarter of 2019.
Short-Term Incentives
Our short-term incentives provide management employees, including our named executive officers, the opportunity for additional cash compensation based on achievement of Company financial performance goals. These goals are established at the beginning of the year by the TDCC with input from management. These metrics are designed to align the interests of the executives with our shareholders and require the Company and each individual executive to perform satisfactorily to achieve the target incentive amount.
Annual short-term cash incentive opportunities are expressed as a percentage of each participant’s base salary. The target award opportunity for Mr. Burger, Mr. Muhich, Ms. Tyrrell, Mr. Beadle and Dr. Tohme in 2020 was 100%, 65%, 40%, 60% and 40% of their respective base salaries. As Dr. Tohme's employment was terminated during 2020, he was not eligible for a short-term cash incentive payout.
The TDCC retains the discretion to adjust the annual incentives upward or downward on a subjective basis to ensure an equitable result. The TDCC did not exercise its discretion to adjust the annual incentives upward or downward for 2020.
In accordance with its standard practice, at the beginning of fiscal year 2020, the TDCC determined that revenue and adjusted EBITDA, each at a 50% weighting, would be the metrics used for determining awards under the Company’s short-term incentive plan (“STIP”), which provides an annual cash incentive to the Company’s management team, including its executive officers. Threshold, target and maximum levels for each metric were originally established based on the Company’s 2020 annual operating plan at that time.
Primarily as a result of the COVID-19 pandemic, second quarter 2020 customer orders for the Company’s products decreased 42% year on year. These lower orders resulted in the Company’s first six month’s revenue falling $47 million or 25% below the comparable period last year. The Company also incurred a net loss of $23.8 million for the first half of the year. The Company did not expect the global economy to materially recover in the second half of 2020 and adjusted its internal forecast accordingly.
Primarily as a result of the COVID-19 pandemic and in light of the Company's year-to-date results through the second quarter of 2020, the TDCC reviewed the original STIP goals to determine whether those goals were realistically achievable and would continue to provide appropriate incentive compensation opportunities. As a result of this review, on August 4, 2020, the

TDCC concluded that retaining the original STIP goals no longer provided realistic incentives and new goals should be established for each of the previously approved metrics, namely revenue and adjusted EBITDA, taking into consideration the forecast for the second half of fiscal 2020. The new STIP goals provided a continued incentive for management to maximize the Company’s revenue and profitability performance given the impact of the COVID-19 pandemic. To ensure the new goals did not have an excessive impact on short-term incentive plan funding, the TDCC set the attainment of the new goals at a consistent level of difficulty with the original targets. The TDCC also set an upper funding limit of 75% of target which was less than the amount that would have been funded had the Company achieved the target level of performance under the original STIP.
Given the significant disruption from the COVID-19 pandemic on the Company’s operations and financial performance, the TDCC believes the new goals were better aligned and provide a more realistic incentive to drive shareholder value for fiscal 2020 while retaining the Company’s pay-for-performance philosophy. The new goals also reflect the continued execution of the Company's strategic plan, including the global restructuring announced in February 2020 and also takes into consideration the Company’s deployment of significant resources to maintain its operations, to operate in a new virtual work environment as well as supporting key customers throughout this pandemic.
Company Financial Performance. The TDCC reviewed and approved the updated financial performance targets, each of which is set forth below, in conjunction with the TDCC's review of the Company's updated forecast in August 2020 ($ in millions):

	Threshold	Target	Maximum	Actual	Weighting
Revenue	$265.7	$280.7	$300.7	$304.4	50%
Adjusted EBITDA	$(2.5)	$3.9	$13.5	$9.9	50%

No payout would occur if second half adjusted EBITDA was below zero.
The original 2020 STIP approved with the Board's approval of the Company's 2020 budget in February 2020, included payouts equal to 50% of the target at threshold, 100% at target, and 200% at maximum of the target award opportunity for each named executive officer. These percentages were updated as a result of COVID-19 and the changes made to the 2020 STIP goals in August 2020. Accordingly, financial performance achievement at threshold, target and maximum levels, weighted 50% on revenue and 50% on adjusted EBITDA, would result in payouts equal to 25%, 50% and 75%, respectively, of the target award.
Individual Performance Factor. An individual performance multiplier can adjust an individual's award amount, as determined by the Company-wide financial performance measures described above, upward or downward. The Chief Executive Officer recommends the individual performance factor based upon the achievement of individual objectives, performance against operational metrics assigned to the executive for each quarter in the prior year as well as for the full prior year and overall contribution for the year, without ascribing specific percentages to each category.
The TDCC sets the President and CEO’s individual strategic objectives and related weights and, together with the President and CEO, the individual strategic objectives and related weights for each of the other named executive officers on an annual basis. These criteria incorporate elements of individual performance and are intended to reflect the contributions made by the named executive officer toward our overall objectives for the year and the named executive officer’s individual responsibilities.
Aggregate Performance Results. We exceeded the maximum payout threshold for our sales growth performance and exceeded the target payout threshold for our Adjusted EBITDA performance. As a result, the short-term incentive award earned by each named executive officer was 68.7% of such executive’s short-term incentive award target, representing the achievement of 37.5% for exceeding the maximum threshold for revenue performance metric and 31.2% for the Adjusted EBITDA performance metric calculated using the linear interpolation relationship between target and maximum thresholds.
Long-Term Incentives
We maintain the 2014 Incentive Plan. Grants to executives of equity incentive compensation are determined by the TDCC and are designed to align a portion of the executive compensation package with the long-term interests of our shareholders. The long-term equity incentive awards granted in 2020 to Messrs. Burger, Muhich, Beadle, Ms. Tyrrell, and Dr. Tohme considered the advice of its compensation consultant, Compensia. As a result, the TDCC determined the mix and vesting of equity awards granted to our named executive officers in 2020 as follows: (1) 50% of the value of the equity awards was in the form of PRSUs, which vest at the end of three years based upon the Company's relative total shareholder return ("TSR") compared to the TSR of the companies in the Russell 2000 Growth Index and pre-established thresholds; and (2) 50% of the value of the equity awards was in the form of TRSUs that vest in equal installments over three years.

2020 Annual Grant Guidelines. The TDCC reviews and approves the grant of TRSUs and PRSUs to the named executive officers in amounts appropriate for an individual’s level of responsibility, ability to affect the achievement of overall corporate goals, individual performance, tenure, potential, the retentive value of prior outstanding equity awards and the recommendation of the President and CEO. The TDCC typically grants fair value of the equity incentive awards to approximate the median of our peer group, with adjustments as necessary for the individual executive.
For the 2020 annual long-term equity incentive award grants, in order to determine the number of shares subject to each award, the TDCC established the desired grant value, considering an individual performance factor as described below, which was converted into a number of TRSUs and PRSUs at target based on the Company's stock price on the date of grant.
Grant Policy. We have adopted an equity award grant policy to (i) grant equity incentives for current employees annually on the later to occur of (a) the date the award is approved and (b) the second business day following the filing of our Annual Report on Form 10-K, which usually occurs in late February or early March of each year, and (ii) grant equity incentives for newly hired individuals on the date of hire. The annual grant of equity incentive awards is made without regard to the timing of the release of any other material information that may not be contained in the annual earnings release, as well as without regard to whether possible positive or negative information is contained in the annual earnings release.
2020 Annual Grants. The TDCC established the following target long-term equity award values based on recommendations from Compensia, our compensation consultant, and market data for the 2020 grants for Messrs. Burger, Muhich, Beadle, Ms. Tyrrell, and Dr. Tohme. The TDCC then applied individual performance factors for each executive based upon their 2019 performance and retention considerations. TRSUs granted in 2020 to executives as part of the annual equity grant program are earned and vest in three annual installments, provided that the grantee is employed by us on the vesting date. The PRSUs will be earned based on how our total shareholder return, or TSR, compares to the TSR of the Russell 2000 Growth Index during the performance period from February 21, 2020 to February 21, 2023 (the “Relative TSR”). Up to 200% of the target number of performance-based RSUs granted may be earned based on our Relative TSR during the performance period. For those named executives who have been terminated during the year, no grants in 2020 vested.
    The following TRSUs and PRSUs were granted in relation to the 2020 annual equity grant:

Name	Grant Date	TRSUs	PRSUs
Mr. Burger	2/21/2020	16,170	16,171
Mr. Muhich	2/21/2020	4,850	4,851
Ms. Tyrrell	2/21/2020	2,779	2,780
Mr. Beadle	2/21/2020	2,506	2,506
Dr. Tohme	2/21/2020	3,543	3,543

Role of the Compensation Consultant
The TDCC has the authority to retain consultants and to obtain advice and assistance from other external legal, accounting or other advisors, at the Company's expense. The TDCC engaged Compensia as its compensation consultant with respect to 2018, 2019 and 2020 board and executive compensation. In this role, the designated compensation consultant reports to and is instructed by the TDCC. Compensia provides no other services to the Company. The TDCC has the sole authority to approve the fees and other terms and conditions of any engagement with its independent advisor. The TDCC annually considers the independence of its designated compensation consultant relative to the six factors prescribed by the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market (“Nasdaq”), and has concluded that the work of Compensia as the TDCC’s compensation consultant does not raise any conflict of interest.
During 2020, Compensia’s services to the TDCC were primarily with respect to consultations regarding, among other matters, (i) updated market data and compensation trends for new executive hires; (ii) updated market data and compensation trends generally; (iii) specific updated market data regarding compensation for each of our executive officer roles; and (iv) a high-level evaluation of our executive compensation program relative to best practices.
In the years when a full competitive review of our compensation programs is not done, the TDCC retains the compensation consultant to informally update the TDCC on matters that have been delegated to the TDCC under its charter.

Role of the Executive Officers in Compensation Decisions
Executive officers play a role in the administration, oversight, and determination of executive compensation. At the beginning of each fiscal year, each executive officer sets annual performance goals for those employees who report directly to him or her, which may include other executive officers. Throughout the year, each executive officer reviews the performance of the employees who report directly to him or her and evaluates those employees against their performance goals. In addition, we conduct a comprehensive performance and compensation review annually in the first quarter of each year across all levels of the organization, which includes a final performance review by each executive for each employee who reports directly to him or her. Following those reviews, the executive officers recommend to the President and CEO any equity and non-equity awards, based upon the performance of those employees for the prior year and annual compensation adjustments for the current year.
The President and CEO similarly reviews and evaluates, on both an annual and mid-year basis, the employees who report directly to him, including the other named executive officers. The President and CEO also reviews and evaluates the recommendations made with respect to other executive officers and recommends any modifications that he deems appropriate. The President and CEO reviews his overall findings with the TDCC, including his review of the employees who report directly to him, and then recommends to the TDCC equity and non-equity awards and annual compensation adjustments for all executive officers, other than himself.
Review of Peer Group Practices
The TDCC reviews and analyzes the executive compensation program to determine whether it provides reasonable compensation at appropriate levels when compared to market and remains competitive and effective. The TDCC periodically engages an independent compensation consultant to provide competitive market data to assist in this process and to update and advise the TDCC on various executive compensation matters. The most recent comprehensive competitive market study conducted by Compensia was completed in the fourth quarter of 2017 and updated information was provided during 2019 and 2020, including a summary study for purposes of assisting the TDCC in making its 2020 compensation decisions.
With respect to making its 2020 compensation decisions, the following companies were selected by the TDCC as our peer group:

Company	Ticker	Industry Description
Axcelis Technologies	ACLS	Semiconductor Equipment
Badger Meter	BMI	Electronic Equipment and Instruments
CMC Materials	CCMP	Semiconductor Equipment
Cohu, Inc.	COHU	Semiconductor Equipment
CTS Corporation	CTS	Electronic Components
FormFactor, Inc.	FORM	Semiconductor Equipment
Knowles	KN	Electronic Components
Novanta Inc.	NOVT	Electronic Equipment and Instruments
Photronics, Inc.	PLAB	Semiconductor Equipment
Rogers	ROG	Electronic Components
Onto Innovation	ONTO	Semiconductor Equipment
Thermon Group Holdings	THR	Electrical Components and Equipment
Veeco Instruments Inc.	VECO	Semiconductor Equipment
Vicor	VICR	Electrical Components and Equipment
Vishay Precision Group, Inc.	VPG	Electronic Equipment and Instruments
Xperi Corporation	XPER	Semiconductor Equipment

These companies were selected based on a variety of criteria, with a focus on being reasonably comparable to the Company in terms of industry focus, global operational scope, revenue size, and market value.
When setting compensation levels, the TDCC reviews and considers the competitive market information obtained from these studies and intends for total direct compensation (base salary, annual incentive awards and the grant date fair value of long-term equity awards) to approximate the median of the peer group. The peer group data, however, is not determinative of the executives’ compensation; instead, the TDCC uses the peer group data as one of many inputs in its deliberations, which also include discussions of economic and industry conditions, current and anticipated Company performance, individual executive performance and potential performance, and internal pay equity. In considering these and other factors, the TDCC does not seek to specifically weight each factor but rather considers them in the aggregate and exercises judgment.

Employment Agreements and Change in Control Severance Policy
Employment Agreements. We have entered into an employment agreement with Mr. Burger that provides for severance benefits. As described in greater detail under “Potential Payments Upon Termination or Change in Control” on page 45 of this Proxy Statement, pursuant to this employment agreement, Mr. Burger is entitled to severance benefits in the event of the termination of his employment by us other than for cause or disability, by our providing written notice of non-extension of the employment period set forth in the agreement or resignation by Mr. Burger for good reason. Severance protection plays an important role in attracting, motivating and retaining highly talented executives.
Change in Control Severance Policy. Mr. Burger is also covered by our Change in Control Severance Policy, or the CIC Policy, with the additional provision set forth in his employment agreement that if the target amount of Mr. Burger’s annual cash bonus for the year in which a qualifying termination (as defined in CIC Policy) takes place is greater than the aggregate of (i) the bonus amount (as defined in the CIC Policy) and (ii) the pro-rated bonus amount provided for in the Policy, then he will receive such target amount in lieu of the bonus amounts described in clauses (i) and (ii) above. In addition, if during the period of time beginning with a change in control (as defined in the CIC Policy) and ending 12 months following such change in control, the Company terminates Mr. Burger’s employment other than for cause or his employment terminates due to his resignation for good reason, as of the date of such termination, (a) any outstanding and unvested stock options held by him will become fully exercisable, (b) any outstanding time-vesting, stock-based awards held by him will become fully vested and payable and (c) any outstanding performance-vesting stock-based awards will become fully vested and payable at the greater of actual performance or target.
Executive Severance Plan. On February 14, 2019, the Board adopted the FARO Technologies, Inc. Executive Severance Plan (the “Executive Severance Plan”), which provides eligible employees at the senior vice president level or above who are not otherwise covered by an individual employment agreement that provides severance benefits in the event they are involuntarily terminated by us other than for cause or as a result of his or her death or disability. This plan was adopted to formalize severance benefits for those eligible employees. Mr. Muhich, Mr. Beadle and Ms. Tyrrell are participants in the Executive Severance Plan. Dr. Tohme was a participant in the Executive Severance Plan up until his termination in 2020.
For more information on employment agreements, the CIC Policy and the Executive Severance Plan, see “Potential Payments Upon Termination or Change in Control” beginning on page 41 of this Proxy Statement.
Policies Regarding Termination and/or Change-in-Control Benefits Payable to New Hires. It is the TDCC’s intention that it will provide change-in-control protection to newly-hired executives in the form of (i) acceleration of vesting for outstanding equity awards, and (ii) severance benefits under the CIC Policy. The TDCC recognizes, however, that in the context of a change-in-control transaction, certain payments, such as retention bonuses, may be advisable. Accordingly, the TDCC retains the discretion to enter into such arrangements in the event of an actual change-in-control transaction.
Executive Benefits and Perquisites
We provide limited perquisites and personal benefits to our named executive officers, including, among other items, relocation and temporary housing expense benefits for newly hired executive officers. We do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives.
The named executive officers participate in our Vice President and Above Life Insurance Plan (the “Life Insurance Plan”) and Executive Long-Term and Short-Term Disability Plans. Under the Life Insurance Plan, we pay all required premiums for life insurance on executive officers, which includes the named executive officers, until the executive officer reaches age 65. The named executive officers also have a life insurance benefit of three (3) times their annual salary up to a maximum benefit of $750,000. After age 65, benefits are reduced as follows:
•35% reduction after the age of 65;
•an additional 25% of the original amount at the age of 70; and
•an additional 15% of the original amount at the age of 75.
Our Long-Term Disability Plan is intended to replace a reasonable amount of an executive officer’s income upon disability. The plan provides a total benefit in the event of a qualifying disability of up to 60% of pre-disability income, with a maximum benefit of $15,000 per month paid up until the age of 65 or longer (depending on when the participant becomes disabled).
The named executive officers also participate in various health and welfare programs generally available to all employees. All employees, including named executive officers, who participate in our 401(k) plan are eligible to receive a 100% match on the first 1% of compensation deferred and a 50% match on each additional dollar of compensation deferred, up to a maximum of 6% of their compensation, not to exceed the maximum allowed by the Internal Revenue Service.

Corporate Tax and Accounting Considerations
Historically, Section 162(m) of the Code generally disallowed a tax deduction to public companies for compensation over $1,000,000 paid to their chief executive officer and the three other highest paid executive officers, other than the chief financial officer. Qualifying performance-based compensation was not subject to the deduction limit if certain requirements were met. With the passage of the U.S. Tax Cuts and Jobs Act of 2017, Section 162(m) was amended to repeal the performance-based compensation exemption from the deduction limit and to include compensation paid to chief financial officers, effective for taxable years beginning after December 31, 2017. As a result, compensation paid in 2018 and later years to our named executive officers in excess of $1 million is not deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017. The TDCC considers tax deductibility when making executive compensation decisions, but reserves the right to award compensation that is not fully tax deductible when viewed as necessary to accomplish other compensation program objectives. The TDCC believes that our shareholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation may result in non-deductible compensation expense.
Stock Ownership Guidelines
The TDCC has adopted stock ownership guidelines to directly align the interests of executive officers with the interests of our shareholders. Under these guidelines, the President and CEO is required to own stock having a value equal to six times his annual base salary and the other executive officers are required to own stock having a value equal to two times their annual base salary. The ownership requirement may be satisfied through holdings of (i) equity awards granted by the Company, the values of which are calculated based on the higher of (a) the grant date fair value of the equity awards or (b) the then-current value of the equity awards on the date compliance is determined, and/or (ii) shares of common stock purchased by the executive independently, the values of which are calculated based on the closing price of our common stock on the purchase date. Each executive officer must comply with the minimum ownership requirements within five years after he or she becomes subject to the policy or the executive will be precluded from subsequent sales and transfer of shares and options awarded to the executive under our equity incentive plans. The TDCC periodically reviews the status of each executive’s equity holdings relative to our stock ownership guidelines. Our current executive officers are in compliance with the policy.
Compensation Clawback Policy
In April 2011, the TDCC adopted a clawback policy with respect to the performance-based compensation awarded to our executive officers. The clawback policy requires that, in the event of a restatement of our financial statements that reduces the amount of performance-based compensation an executive officer would have received under the restated results, and if a court determines that an executive officer engaged in fraud or intentional illegal conduct that materially contributed to the need for the restatement, an independent committee of the Board must seek, subject to certain exceptions, to recover from that executive officer the after-tax difference between the performance-based compensation actually awarded to the officer and the amount the officer would have received under the restated financials.
Insider Trading Policy
In 2017, the Nominating, Governance and Sustainability Committee amended our Insider Trading Policy to prohibit hedging and pledging of Company securities by our directors and executive officers. None of our directors or executive officers have any shares that are pledged to third parties. Under FARO’s Insider Trading Policy, all directors, officers and employees of the Company and their respective household members (collectively, “Covered Persons”), including any entities influenced or controlled by a Covered Person, are prohibited from engaging in short sales or hedging transactions involving FARO securities, including forward sale or purchase contracts, equity swaps or exchange funds. Covered Persons are also prohibited from engaging in puts, calls or other options or derivative instruments involving FARO securities. Further, we do not allow Covered Persons to pledge FARO securities at any time, which includes having FARO stock in a margin account or using FARO stocks as collateral for a loan.

Talent, Development & Compensation Committee Report
The TDCC has the overall responsibility of evaluating the performance and determining the compensation of the President and CEO and approving the compensation structure for the Company’s other executive officers. In fulfilling its responsibilities, the TDCC has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussion, the TDCC recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2021 Annual Meeting of Shareholders for filing with the SEC, and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on February 17, 2021.
Talent Development & Compensation Committee:
Yuval Wasserman (Chair)
Lynn Brubaker
Stephen R. Cole
John Donofrio
Jeffrey A. Graves, Ph.D.
John Caldwell
Jeroen van Rotterdam

Summary Compensation Table
    The following table sets forth information concerning compensation paid to or earned by our named executive officers for the years ended December 31, 2020, and, if applicable, December 31, 2019 and December 31, 2018.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Michael D. Burger	2020	700,000	—	2,299,778	—	480,900	26,778	3,507,456
President and Chief Executive Officer	2019	350,000	500,000	3,653,082	—	377,808	77,529	4,958,419

Allen Muhich	2020	376,223	—	689,847	—	170,640	14,477	1,251,187
Chief Financial Officer	2019	144,119	200,000	1,150,197	—	104,388	7,360	1,606,064

Katrona Tyrrell	2020	294,359	—	395,310	—	82,160	11,475	783,304
Chief People Officer	2019	288,347	—	283,302	—	—	8,483	580,132
	2018	275,635	—	56,641	170,114	14,219	7,053	523,662

Kevin Beadle	2020	310,000	—	356,403	—	127,782	11,454	805,639
Senior Vice President of Sales

Yazid Tohme, Ph.D	2020	331,022	—	503,885	—	—	389,767	1,224,674
Former Chief R&D Officer	2019	368,308	—	362,231	—	—	8,723	739,262

(1)Salary adjustments, if any, are applied each year in March. In 2020, as a result of the economic impact of Covid-19 applicable salary adjustments were applied in September. Accordingly, the amounts in this column, which represent actual amounts earned in the applicable fiscal year, may differ from the base salary amounts discussed in the Compensation Discussion and Analysis.
(2)The amounts shown in this column represent sign-on bonuses paid to the applicable named executive officer.

(3)Reflects the grant date fair value of stock and option awards granted in the applicable year, determined in accordance with FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair values of the option awards and RSUs are included in Note 14 (“Stock Compensation Plans”) to our audited financial statements for the fiscal year ended December 31, 2020 and December 31, 2019, included in our Annual Report on Form 10-K respectively filed with the SEC on February 17, 2021 and February 19, 2020. For 2020, the amounts reported in this table include the grant date fair value of the PRSUs, assuming probable achievement. Assuming maximum achievement, the grant date fair value of these awards for each of Mr. Burger, Mr. Muhich, Ms. Tyrrell, Mr. Beadle and Dr. Tohme would have been $2,000,029, $599,972, $343,830, $309,942 and $438,198, respectively. For 2019, the amounts reported in this table include the grant date fair value of the PRSUs, assuming probable achievement. Assuming maximum achievement, the grant date fair value of these awards for each of Mr. Burger, Mr. Muhich, Ms. Tyrrell and Dr. Tohme would have been $2,999,997, $999,991, $238,724 and $305,234, respectively.
(4)The amounts shown in this column reflect the named executive officer’s annual short-term incentive or performance awards earned during the reported year but paid in the following year. Dr. Tohme was not eligible to receive a short-term incentive award in 2020.
(5)Includes for 2020:

	Short-Term Disability Premiums ($)	Long-Term Disability Premiums ($)	Life Insurance Premiums ($)	401(k) Match ($)	Relocation Costs ($)	Severance Benefits ($)	Total ($)
Mr. Burger	710	919	647	9,975	14,527	—	26,778
Mr. Muhich	710	568	647	—	12,552	—	14,477
Ms. Tyrrell	710	478	647	9,640	—	—	11,475
Mr. Beadle	710	499	647	9,598	—	—	11,454
Dr. Tohme	605	503	522	7,037	—	381,100	389,767

Chief Executive Officer Pay Ratio
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Burger, our President and CEO:
    For 2020, our last completed fiscal year:
▪the median of the annual total compensation of all employees for our Company (other than our President and CEO) was $108,547; and
▪the annual total compensation of our President and CEO, was $3,507,456.
Based on this information for 2020, we estimate that the ratio of our President and CEO’s annual total compensation to the annual total compensation of our median employee was 30:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.
The median employee was identified by reviewing the base salary and wages paid during the 12-month period ending December 31, 2020 to all of our employees, excluding current President and Chief Executive Officer, who was employed by the Company for the year ended December 31, 2020. All of our employees as of December 31, 2020 were included, whether employed on a full-time, part-time or seasonal basis. Adjustments were made to annualize the compensation of our employees who were not employed by the Company for the entire year.
After identifying the median employee based on base salary and wages, we then determined that median employee’s 2020 annual total compensation, including any perquisites and other benefits, using the same methodology used to determine the annual total compensation of our President and CEO for purposes of the Summary Compensation Table. The total compensation of our median employee was determined to be $108,547. This total compensation amount for our median employee was then compared to the total compensation of our current President and CEO, from the amount disclosed above in the Summary Compensation Table. The elements included in the President and CEO's total compensation are fully discussed above in the footnotes to the Summary Compensation Table. For the year ended December 31, 2020, the total compensation for our President and CEO, Mr. Burger, was $3,507,456, as reported in the “Total” column of the Summary Compensation Table on page 36.

2020 Grants of Plan-Based Awards
    The following table summarizes grants of plan-based awards made to each of the named executive officers during 2020:

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock ($)(4)

		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Burger	—	175,000	350,000	525,000
	2/21/2020							16,170	999,953
	2/21/2020				4,042	16,171	32,342		1,299,825
Mr. Muhich	—	62,096	124,192	186,288
	2/21/2020							4,850	299,924
	2/21/2020				1,212	4,851	9,702		389,923
Ms. Tyrrell	—	29,898	59,796	89,695
	2/21/2020							2,779	171,853
	2/21/2020				695	2,780	5,560		223,456
Mr. Beadle	—	46,500	93,000	139,500
	2/21/2020							2,506	154,971
	2/21/2020				626	2,506	5,012		201,432
Dr. Tohme	—	38,110	76,220	114,330
	2/21/2020							3,543	219,099
	2/21/2020				885	3,543	7,086		284,786

(1)Reflects possible payout opportunities under our short-term cash incentive award program. These amounts are annualized possible payout opportunities. Primarily as a result of the COVID-19 pandemic and in light of the Company's year-to-date results through the second quarter of 2020, the TDCC reviewed the original STIP goals to determine whether those goals were realistically achievable and would continue to provide appropriate incentive compensation opportunities. As a result of this review, on August 4, 2020, the TDCC concluded that retaining the original STIP goals no longer provided realistic incentives and new goals should be established for each metric with consideration to the second half of fiscal 2020's forecast. Additional information about our short-term cash incentive award program and the changes due to COVID-19 are included in the Compensation Discussion and Analysis under “Executive Compensation Components—Short-Term Incentives.”
(2)For the named executive officers reflects possible payout opportunities of performance-based RSUs granted under the 2014 Incentive Plan, as described in the Compensation Discussion and Analysis under “Long-Term Incentives.”
(3)Reflects time-based RSUs granted under the 2014 Incentive Plan, as described in the Compensation Discussion and Analysis.
(4)Determined pursuant to FASB ASC Topic 718. The assumptions used in the calculation of the grant date fair values of the PRSUs and TRSUs are included in Note 14 (“Stock Compensation Plans”) to our audited financial statements for the fiscal year ended December 31, 2020, included in our Annual Report on Form 10-K filed with the SEC on February 17, 2021.

Outstanding Equity Awards at 2020 Fiscal Year-End
    The following table sets forth information on outstanding option and stock awards held by the named executive officers as of December 31, 2020.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan: Market or Payout Value of Unearned Shares or Units or Other Rights That Have Not Vested ($) (1)
Mr. Burger	—	—		—	—	20,842	(2)	1,472,070
						16,170	(3)	1,142,087
									31,263	(4)	2,208,106
									16,171	(5)	1,142,158
Mr. Muhich	—	—		—	—	6,294	(6)	444,545
						4,850	(3)	342,556
									9,441	(7)	666,818
									4,851	(5)	342,626
Ms. Tyrrell	6,495	—		34.55	3/3/2024	—		—
	4,840	2,420	(8)	61.30	3/20/2025	—		—
	—	—		—	—	924	(9)	65,262
						2,779	(3)	196,281
	—	—		—	—	1,742	(10)	123,037
									2,780	(11)	196,352
	—	—		—	—				2,613	(5)	184,556
Mr. Beadle	—	—		—	—	2,506	(3)	176,999
						2,017	(12)	142,461
						—		—	3,025	(13)	213,656
						—		—	2,506	(5)	176,999
Dr. Tohme	—	—		—	—	—		—	—		—

(1)Based on the closing price of our common stock of $70.63 on December 31, 2020, the last trading day of the most recently completed fiscal year, as reported on Nasdaq.
(2)The TRSUs vest in three equal annual installments beginning June 17, 2020.
(3)The TRSUs vest in three equal annual installments beginning February 21, 2021.
(4)The PRSUs vest on June 17, 2022, contingent on meeting certain performance targets described in the Company's long-term incentive program and the executive is employed by the Company on the vesting date.
(5)The PRSUs vest on February 21, 2023, contingent on meeting certain performance targets described in the Company's long-term incentive program and the executive is employed by the Company on the vesting date.
(6)The TRSUs vest in three equal annual installments beginning July 26, 2020.
(7)The PRSUs vest on July 26, 2022, contingent on meeting certain performance targets described in the Company’s long-term incentive program and the executive is employed by the Company on the vesting date.
(8)The stock options vest in three equal annual installments beginning March 20, 2019.
(9)The TRSUs vest on March 20, 2021, provided that the executive is employed by the Company on the vesting date.
(10)The TRSUs vest in three equal annual installments beginning February 25, 2020.
(11)The PRSUs vest on February 25, 2022, contingent on meeting certain performance targets described in the Company’s long-term incentive program and the executive is employed by the Company on the vesting date.
(12)The TRSUs vest in three equal annual installments beginning December 9, 2020.
(13)The PRSUs vest on December 9, 2022, contingent on meeting certain performance targets described in the Company’s long-term incentive program and the executive is employed by the Company on the vesting date.

Option Exercises and Stock Vested in Fiscal Year 2020
    This table summarizes amounts received upon the exercise of stock options and vesting of RSUs for the named executive officers during the year ended December 31, 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)		Value Realized on Vesting ($)(2)
Mr. Burger	—	—	10,421	(3)	566,902
Mr. Muhich	—	—	3,147	(4)	175,382
Ms. Tyrrell	—	—	2,227	(5)	127,171
Mr. Beadle	—	—	1,008	(6)	68,877
Dr. Tohme	20,713	354,216	2,729	(7)	155,888
(1)Value realized represents the number of shares underlying the exercised option multiplied by the difference between the closing price of our common stock on the exercise date and the exercise price of the option.
(2)Value realized represents the closing price of our common stock on the vesting date multiplied by the number of shares vested.
(3)Reflects TRSUs granted in 2019 that vested in 2020 awarded to Mr. Burger. Upon the vesting of these TRSUs, 2538 shares were withheld from Mr. Burger’s vested RSUs for taxes.
(4)Reflects TRSUs granted in 2019 that vested in 2020 awarded to Mr. Muhich. Upon the vesting of these TRSUs, 1,022 shares were withheld from Mr. Muhich’s vested RSUs for taxes.
(5)Reflects TRSUs granted in 2017 and 2019 that vested in 2020 awarded to Ms. Tyrrell. Upon the vesting of these TRSUs, 403 and 259 shares respectively, were withheld from Ms. Tyrrell’s vested RSUs for taxes.
(6)Reflects TRSUs granted in 2019 that vested in 2020 awarded to Mr. Beadle. Upon the vesting of these TRSUs, 246 shares were withheld from Mr. Beadle’s vested RSUs for taxes.
(7)Reflects TRSUs granted in 2017 and 2019 that vested in 2020 awarded to Dr. Tohme. Upon the vesting of these TRSUs, 520 and 377 shares respectively, were withheld from Dr. Tohme’s vested RSUs for taxes.

Potential Payments Upon Termination or Change in Control
Employment Agreements. We entered into an employment agreement with Mr. Burger on April 5, 2019 with an effective date of June 17, 2019. Pursuant to this agreement, in the event Mr. Burger’s employment is terminated by us other than for Cause or disability, by our providing written notice of non-extension of the employment period set forth in the agreement or by Mr. Burger’s resignation for Good Reason, the executive will be entitled to receive (i) cash severance equal to his annual base salary plus a prorated target bonus, payable in lump sum (provided that he has executed and not revoked a general release of claims and covenant not to sue in favor of the Company and complies with certain non-competition restrictions), (ii) continuation of group medical and life insurance coverage for Mr. Burger (and his eligible dependents) for 12 months following the date of termination, and (iii) accelerated vesting of Mr. Burger’s outstanding and unvested stock options and RSUs will become fully vested as of the date of termination. Upon a change in control, all outstanding unvested equity awards granted to Mr. Burger will become fully vested if during the period of time beginning with a change in control and ending twelve months following such change in control, the Company terminates Mr. Burger's employment other than for cause or Mr. Burger's employment terminates due to his resignation for good reason as of the date of such termination.
As defined in the agreement, “Cause” means: (i) Executive’s failure to perform substantially his duties with the Company and/or any affiliate (excluding any such failure resulting from Executive’s Disability) after a written demand for substantial performance is delivered to Executive by or on behalf of the Board which identifies the manner in which the Board believes that Executive has not substantially performed his duties and providing Executive 30 days to cure the identified deficiencies, (ii) Executive engages in illegal conduct or gross misconduct that is materially injurious to the Company or any affiliate, (iii) Executive engages in conduct or misconduct that materially harms the reputation or financial position of the Company or any affiliate, (iv) Executive is convicted of, or pleads nolo contendere to, a felony or to a crime involving fraud, dishonesty, violence or moral turpitude, (v) Executive is found liable in any SEC or other civil or criminal securities law action, (vi) Executive commits an act of fraud or embezzlement against the Company or any affiliate, or (vii) Executive accepts a bribe or kickback.
As defined in the agreement, “Good Reason” means: (a) a material breach by the Company of the Company’s obligations to the Executive under this Agreement, which breach is not cured within ten (10) days after written notification to the Company describing in reasonable detail such breach and stating that such notice is being delivered pursuant to this Agreement; (b) an ongoing material and substantial diminution in the authority, duties or responsibilities of Executive; (c) without Executive’s consent, the Company’s relocation of his principal office more than 50 miles from his current office location in Lake Mary, Florida, (d) a reduction in Executive's target bonus opportunity, (e) a substantial reduction in benefits other than a general reduction in benefits that affects all executives in substantially the same proportions, or (f) failure to grant Executive the equity awards contemplated by Section 4(b)(iii) of this Agreement. A termination by Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason within 90 days after the initial occurrence of such event. Following receipt of such notice from Executive, the Company shall have a period of 30 days within which it may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive, other than in the case of a material breach by the Company of the Company’s obligations as provided in clause (a) of the definition of “Good Reason,” in which case the cure period shall be ten (10) days after written notification to the Company describing in reasonable detail such breach and stating that such notice is being delivered pursuant to this Agreement. Good Reason shall not include Executive’s death or Disability. The parties intend, believe and take the position that a resignation by Executive for Good Reason as defined above effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code and Treas. Reg. Section 1.409A-1(n)(2).
Amended and Restated Change in Control Severance Policy. During 2020, Messrs. Burger, Muhich, Beadle, Ms. Tyrrell, and Dr. Tohme were covered by our CIC Policy, which entitles the covered executives to the following severance benefits in the event their employment with us is terminated without cause or for good reason within twelve months following a change in control:
•A lump sum cash payment equal to the sum of (i) his or her highest annual rate of base salary during the 12-month period immediately prior to his or her date of termination, plus (ii) the average of the annual cash bonus earned by him or her during our last three completed fiscal years;
•If the executive has not received an annual cash bonus for the fiscal year in which his or her employment is terminated, a cash payment equal to a pro-rated portion of the average annual cash bonus earned by him or her during our last three completed fiscal years; and
•Continuation of group medical and life insurance coverage for the executive (and his or her eligible dependents) for 12 months following the date of termination.
As defined in the CIC Policy, “Cause” means: (i) the failure to perform substantially a participant’s duties with the Company and/or any subsidiary (excluding any such failure resulting from the participant’s disability) after written demand for substantial performance is delivered to such participant by or on behalf of the Board and such failure is not cured within 30 days, (ii) engagement in illegal conduct or gross misconduct that is materially injurious to the Company or any subsidiary, (iii) engagement in conduct or misconduct that materially harms the reputation or financial position of the Company or any subsidiary, (iv) obstruction or impediment of, or failure to materially cooperate with, an “investigation” (as defined in the Amended and Restated Change in Control Severance Policy), (v) conviction of, or plea of nolo contendere to, a felony or of a crime involving fraud, dishonesty, violence or moral turpitude, (vi) being found liable in any SEC or other civil or criminal securities law action, (vii) commission of an act of fraud or embezzlement against the Company or any subsidiary, or (viii) accepting a bribe or kickback.
“Good Reason” means, without the executive’s express written consent, (i) an ongoing material diminution in the participant’s duties or responsibilities that is inconsistent in any material and adverse respect with the participant’s position, duties, or responsibilities with the Company immediately prior to the change in control, excluding a change in duties or responsibilities as a result of the Company no longer being a publicly-traded entity; (ii) a reduction in the participant’s annual base salary as in effect immediately prior to such change in control; (iii) a material reduction in the participant’s cash bonus opportunities in the aggregate under our applicable incentive plan, as in effect immediately prior to such change in control; (iv) relocation of more than fifty (50) miles from the office where the participant is located at the time of the change in control; (v) a material reduction in the benefits (including retirement, Company-paid insurance, sick leave, expense reimbursement and vacation time) in which the participant participated immediately prior to such change in control; or (vi) the failure of an acquiring company to assume the obligations under the CIC Policy.
In addition, as described above, Mr. Burger’s employment agreement provides that, in addition to the payment benefits provided under the CIC Policy, that if the target amount of Mr. Burger’s annual cash bonus for the year in which a qualifying termination (as defined in the CIC Policy) takes place is greater than the aggregate of (i) the bonus amount (as defined in the CIC Policy) and (ii) the pro-rated bonus amount provided for in the CIC Policy, then he will receive such target amount in lieu of the bonus amounts described in clauses (i) and (ii) above. In addition, if during the period of time beginning with a change in control (as defined in the CIC Policy) and ending 12 months following such change in control, the Company terminates Mr. Burger’s employment other than for cause or his employment terminates due to his resignation for good reason, as of the date of such termination, (a) any outstanding and unvested stock options held by him will become fully exercisable, (b) any outstanding time-vesting, stock-based awards held by him will become fully vested and payable and (c) any outstanding performance-vesting stock-based awards will become fully vested and payable at the greater of actual performance or target.
Executive Severance Plan. On February 14, 2019, the Board adopted the Executive Severance Plan, which provides eligible employees at the senior vice president level or above who are not otherwise covered by an individual employment agreement that provides severance benefits (each, a “participant”), with benefits in the event they are involuntarily terminated by us other than for cause or as a result of the participant’s death or disability. The Executive Severance Plan does not apply in the event there is a change in control of the Company and the participant collects severance benefits pursuant to a change in control agreement or any other agreement in place between the Company and the participant. Severance benefits include (i) 12 months of the participant’s annual salary, payable in a single lump sum, (ii) up to 12 months of the employer portion of any COBRA premiums incurred for any medical, dental and/or vision insurance a participant elects to continue and (iii) up to 12 months’ use of our employee assistance plan. Payment of severance benefits is conditioned upon a participant’s execution of a compete release of claims against the Company that has not been revoked during the applicable rescission period. Mr. Muhich, Ms. Tyrrell, and Mr. Beadle are participants in the Executive Severance Plan.
Payments in Connection with a Termination of Employment or Upon a Change in Control. The following table presents estimates of the amounts of compensation that would have been payable to the named executive officers, upon their termination of employment without Cause, by us providing written notice of the non-extension of the employment period set forth in the named executive officer’s respective employment agreement or resignation for Good Reason, upon their death or disability or upon the occurrence of a change in control regardless of whether they incurred a subsequent termination of employment, as of December 31, 2020. The amounts in the table exclude distributions under our 401(k) retirement plan that are generally available to all salaried employees.
Dr. Tohme was terminated as an employee of the Company on October 30, 2020 without Cause which entitled him to compensation as he was covered by the Executive Severance Plan. Pursuant to Dr. Tohme’s executed Transition and Separation Agreement and General Release dated September 9, 2020, Dr. Tohme was entitled to receive 12 months of base salary continuation equal to $381,100, which was paid during the three month period ending March 31, 2021.

	Termination of Employment without Cause or By Executive for Good Reason (in connection with a Change in Control)($)		Termination of Employment without Cause, By Not Extending the Employment Period or By Executive for Good Reason (not in connection with a Change in Control)($)		Termination upon Death($)		Termination upon Disability ($)		Upon Change in Control without Termination of Employment ($)
Mr. Burger
Cash Payment(s)	1,050,000		1,050,000		750,000	(3)	180,000	(4)	1,050,000
Equity Acceleration (5)	5,964,421		5,964,421		—		—		5,964,421
Health Benefits (6)	26,210		—		—		—		—
Total	7,040,631		7,014,421		750,000		180,000		7,014,421
Mr. Muhich
Cash Payment(s)	519,644	(1)	382,130	(2)	750,000	(3)	180,000	(4)	—
Equity Acceleration (5)	1,796,545				—		—		1,796,545
Health Benefits (6)	26,210		—		—		—		—
Total	2,342,399		382,130		750,000		180,000		1,796,545
Mr. Beadle
Cash Payment(s)	437,782	(1)	310,000	(2)	750,000	(3)	180,000	(4)	—
Equity Acceleration (5)	710,114		—		—		—		710,114
Health Benefits (6)	15,492		—		—		—		—
Total	1,163,388		310,000		750,000		180,000		710,114
Ms. Tyrrell
Cash Payment(s)	347,172	(1)	298,982	(2)	750,000	(3)	179,389	(4)	—
Equity Acceleration (5)	788,067		—		—		—		788,067
Health Benefits (6)	7,832		—		—		—		—
Total	1,143,071		298,982		750,000		179,389		788,067

(1)Reflects an amount equal to (i) the executive’s base salary plus the average of the annual cash bonus earned by the executive during our last three completed fiscal years, payable in a lump sum, plus (ii) if the executive has not received an annual cash bonus for the fiscal year in which the termination occurs, a pro rata share of the average of the annual cash bonus earned by the executive during our last three completed fiscal years payable pursuant to the CIC Policy.
(2)Reflects for Messrs. Beadle and Muhich, and Ms. Tyrrell an amount equal to the executive’s base salary, payable in installments over 12 months pursuant to their respective employment agreements.
(3)Reflects a payment equal to three times the executive’s annual base salary with a maximum of $750,000, pursuant to the terms of the Vice President and Above Life Insurance Plan.
(4)Reflects a payment equal to one year of benefits, pursuant to the terms of the Executive Long-Term and Short-Term Disability Plan.
(5)For Mr. Burger, his outstanding and unvested stock options and RSUs will become fully vested and exercisable as of the date of their termination without Cause or for Good Reason pursuant to their employment agreements or if we have provided written notice of non-extension of the employment period set forth in their employment agreements. In the event of a change in control:
•for Mr. Burger, all outstanding and unvested stock options and RSUs will become fully vested and exercisable pursuant to his employment agreements; and
•for Mr. Muhich, Mr. Beadle and Ms. Tyrrell, all outstanding and unvested stock options and RSUs granted in 2018, 2019, and 2020 will become fully vested and exercisable pursuant to the 2014 Incentive Plan if such awards are not converted, assumed or substituted in connection with the change in control.
Amounts reflect the intrinsic value of unvested stock options and RSUs whose vesting will be accelerated, based on the closing price of our common stock on December 31, 2020 ($70.63).

(6)Reflects the value of continued coverage to the executive under our employee welfare benefit plans for 12 months based on 2020 rates for the applicable time period pursuant to the CIC Policy.

Risk Assessment of Overall Compensation Program
    The TDCC has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the Company. Management compiled an inventory of all incentive compensation arrangements applicable to our employees at all levels, which plans and arrangements were reviewed for the purpose of identifying any aspects of such programs that might encourage behaviors that could exacerbate business risks. In conducting this assessment, the TDCC considered, among other things, the performance objectives used in connection with these incentive awards and the features of our compensation program that are designed to mitigate compensation-related risk. The TDCC concluded that any risks arising from our compensation plans, policies and practices are not reasonably likely to have a material adverse effect on the Company.

Equity Compensation Plan Information
    The following table provides information as of December 31, 2020 regarding equity compensation plans under which our common stock is authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	532,495	(2)	$56.53	(3)	317,171	(4)
Equity compensation plans not approved by security holders(5)	—		—		—
Total	532,495		$56.53		317,171

(1)Consists of the 2009 Equity Plan and the 2014 Incentive Plan.
(2)We had 155,048 options outstanding as of December 31, 2020, all of which are included in column (a). We also had 377,447 RSUs outstanding as of December 31, 2020, which are included in column (a).
(3)Calculation of weighted average exercise price of outstanding awards includes stock options but does not include RSUs that convert to shares of common stock for no consideration. Weighted average remaining life of stock options is 2.3 years.
(4)Of such shares, all are available for issuance pursuant to grants of full-value awards. In addition to this amount, the number of shares available for issuance under the 2014 Incentive Plan includes any shares underlying awards outstanding under the 2009 Equity Plan as of the effective date of the 2014 Incentive Plan that thereafter terminate or expire unexercised, or are canceled, forfeited or lapse for any reason.
(5)We do not maintain any equity compensation plans that have not been approved by our shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the number of shares of our common stock beneficially owned as of March 26, 2021 (except as noted in the footnotes below) by each of our directors and named executive officers, all of our current directors and executive officers as a group, and each person known to us to own beneficially more than 5% of our common stock. The percentage of beneficial ownership is based on 18,154,164 shares of common stock outstanding as of March 26, 2021.
To our knowledge, except as noted in the footnotes below, the persons named below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise noted in the footnotes below, the address of each beneficial owner is in the care of FARO Technologies, Inc., 250 Technology Park, Lake Mary, Florida 32746.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent
Named Executive Officers and Directors
John Donofrio	26,561	*
Stephen R. Cole (1)	26,557	*
John E. Caldwell	25,864	*
Lynn Brubaker (2)	16,965	*
Yuval Wasserman	8,140	*
Jeffrey A. Graves, Ph.D.	7,912	*
Jeroen Van Rotterdam	—	*
Katrona Tyrrell (3)	16,686	*
Michael D. Burger	11,930	*
Allen Muhich	3,164	*
Kevin Beadle	587	*
Yazid Tohme	1,368
All directors and executive officers as a group (12 persons)(4)	145,734	0.8%
5% or Greater Shareholders
BlackRock, Inc. (5)	2,875,446	15.8%
The Vanguard Group, Inc. (6)	1,889,143	10.4%
Royce and Associates, LP (7)	1,157,607	6.4%
Segall Bryant & Hamill, LLC (8)	933,394	5.1%
Paradice Investment Management LLC (9)	805,605	4.4%
Dimensional Fund Advisors LP (10)	609,106	3.4%

*	Represents less than one percent of our outstanding common stock.
(1)Includes 1,960 deferred stock units, which represent the right to receive one share of our common stock following Mr. Cole’s separation of service from the Company. Includes 490 shares held by Shanklin Investments in trust for Mr. Cole, who holds such shares in trust from Snow Powder Ridge Limited, a company owned by Mr. Cole, his wife and his children, 7,000 shares held by Snow Powder Ridge Limited, and 15,365 shares held by Seeonee Inc., over which Mr. Cole has investment control.
(2)Includes 15,223 shares held by the Cornelius-Brubaker Trust.
(3)Includes options to purchase (i) 6,495 shares at $34.55 per share and (ii) 7,260 shares at $61.30 per share that are issuable upon exercise within 60 days of March 26, 2021.
(4)Includes options to purchase 13,755 shares that are issuable upon exercise within 60 days of March 26, 2021.
(5)The number of shares reported is based solely on the Schedule 13G filed with the SEC on January 25, 2021 by BlackRock, Inc., a parent holding company or control person. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. The Schedule 13G reports that BlackRock, Inc. has sole voting power with respect to 2,842,096 shares and sole dispositive power with respect to 2,875,446 shares. iShares Core S&P Small-Cap ETF is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of more than five percent of the Company’s outstanding common stock. BlackRock, Inc. reported that the following of its subsidiaries acquired shares: BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited and BlackRock Fund Managers Ltd and reported that BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of our common stock.
(6)The number of shares reported is based solely on the Schedule 13G filed with the SEC on February 8, 2021 by The Vanguard Group, Inc., an investment adviser. The Vanguard Group, Inc.’s address is 100 Vanguard Blvd., Malvern, PA 19355. According to the Schedule 13G, The Vanguard Group, Inc. has sole voting power with respect to 0 shares, sole dispositive power with respect to 1,835,425 shares, shared voting power with respect to 40,322 shares and shared dispositive power with respect to 53,718 shares. The Vanguard Group, Inc. reported that the following of its subsidiaries acquired shares: Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC., Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited.
(7)The number of shares reported is based solely on the Schedule 13G filed with the SEC on January 21, 2021 by Royce and Associates, LP, an investment adviser. The address of Royce and Associates, LP is 745 Fifth Avenue, New York, NY 10151. According to the Schedule 13G, Royce and Associates, LP has sole voting with respect to 1,157,607 shares and sole dispositive power with respect to 1,157,607 shares.
(8)The number of shares reported is based solely on the Schedule 13G filed with the SEC on February 12, 2021 by Segall Bryant & Hamill, LLC, an investment adviser. The Segall Bryant & Hamill, LLC’s address is 540 W. Madison Street, Suite 1900, Chicago, IL 60661. According to the Schedule 13G, Segall Bryant & Hamill, LLC has sole voting power with respect to 675,495 shares and sole dispositive power with respect to 933,394 shares.
(9)The number of shares reported is based solely on the Schedule 13G/A filed with the SEC on February 16, 2021 by Paradice Investment Management LLC, an investment adviser, and Paradice Investment Management Pty Ltd, a parent holding company. The address of Paradice Investment Management LLC is 257 Fillmore Street, Suite 200, Denver, Colorado 80206. The address of Paradice Investment Management Pty Ltd is Level 27, The Chifley Tower, 2 Chifley Square, Sydney NSW 2000, Australia. According to the Schedule 13G/A, Paradice Investment Management LLC and Paradice Investment Management Pty Ltd have shared voting power with respect to 527,915 shares and shared dispositive power with respect to 805,605 shares.
(10)The number of shares reported is based solely on the Schedule 13G filed with the SEC on February 16, 2021 by Dimensional Fund Advisors LP, an investment adviser. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746. According to the Schedule 13G, Dimensional Fund Advisors LP has sole voting power with respect to 565,673 shares and sole dispositive power with respect to 609,106 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval or Ratification of Transactions with Related Persons
Our Board has adopted a Statement of Policy and Procedures with respect to Related Person Transactions, which sets forth in writing the policies and procedures for the review, approval or ratification of any transaction (or any series of similar transactions) in which the Company, including any of its subsidiaries, were, are or will be a participant, in which the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is:
•Any person who is, or at any time since the beginning of our last fiscal year was, our executive officer or director or a nominee to become one of our directors;
•Any shareholder beneficially owning in excess of 5% of our outstanding common stock;
•Any immediate family member of any of the foregoing persons; or
•Any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in which such person has a 10% or greater beneficial ownership interest.
Our Board has charged the Audit Committee with reviewing and approving related person transactions. Prior to the approval of, entry into, or amendment to a related person transaction, our Audit Committee reviews the proposed transaction and considers all relevant facts and circumstances, including:
•The benefits to the Company from the proposed transaction;
•The impact of the proposed transaction on the independence of the members of the Board, if applicable;
•The availability of unrelated parties to perform similar work for a similar price in a similar timeframe;
•The terms of the proposed transaction; and
•The terms available to unrelated third parties or employees generally.
The Audit Committee approves only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and our shareholders. The Audit Committee may approve a proposed related person transaction if it finds that it has been fully apprised of all significant conflicts that may exist or otherwise may arise on account of the transaction, and it nonetheless believes that we are warranted in entering into the related person transaction, and the Audit Committee has developed an appropriate plan to manage the potential conflicts of interest.
Other than a transaction involving compensation, including the grant of equity awards, that is approved by our Board or Compensation Committee, we will only consummate or continue a related person transaction if it has been approved or ratified by our Audit Committee in accordance with the guidelines set forth in the policy.
There were no transactions in 2020, and none are currently proposed, in which the Company was or is a participant, the amount exceeded $120,000 and a related person had or will have a direct or indirect material interest.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons holding more than 10% of our common stock to report their initial ownership of the common stock and other equity securities and any changes in that ownership in reports that must be filed with the SEC. The SEC has designated specific deadlines for these reports, and we must identify in this proxy statement those persons who did not file these reports when due.
Based solely on a review of reports furnished to us, or written representations from reporting persons, we believe all directors, executive officers, and 10% owners timely filed all reports regarding transactions in our securities required to be filed for 2020 by Section 16(a) under the Exchange Act, except for the following: Mr. Burger filed a Form 4 nineteen days late on July 16, 2020 relating to the vesting of his previously reported initial RSU grant. This late filing was due to an administrative oversight by the Company’s stock administration.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING
The Board of Directors and management do not know of any matters before the Annual Meeting other than those to which we refer in the Notice of 2021 Annual Meeting of Shareholders and this Proxy Statement. If any other matters properly come before the Annual Meeting, the proxy holders will vote the shares in accordance with their best judgment. To bring business before an annual meeting of shareholders, a shareholder must give written notice to our Secretary before the meeting and comply with the terms and time periods specified in our Bylaws and described under “Deadline for Receipt of 2022 Shareholder Proposals and Director Nominees.” No shareholder has given written notice that such shareholder intends to bring business before the Annual Meeting in compliance with the terms and time periods specified in our Bylaws.

DEADLINE FOR RECEIPT OF 2022 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINEES
If a shareholder wants to have a proposal formally considered at the 2022 annual meeting of shareholders and included in our proxy statement for that meeting pursuant to SEC Rule 14a-8, we must receive the proposal in writing on or before December 16, 2021 and the proposal must comply with SEC rules; provided, however, that if the date of our 2022 annual meeting of shareholders is more than 30 days before or after May 28, 2021 (the one-year anniversary of the Annual Meeting), the deadline will be a reasonable time before we begin to print and send our proxy materials to shareholders.
In addition, if a shareholder wants to make a proposal for consideration at the 2022 annual meeting of shareholders other than pursuant to SEC Rule 14a-8, the shareholder must comply with the advance notice provisions and other requirements set forth in our Bylaws. Under our Bylaws, we must receive the proposal not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. In the event that the date of the annual meeting is advanced more than 30 days before or delayed more than 60 days after such anniversary date, notice by the shareholder must be received not more than 120 days prior to such annual meeting and not less than the later of 90 days prior to such annual meeting or ten days following the day on which public announcement of the date of the annual meeting is first made. For the 2022 annual meeting of shareholders, we must receive the proposal, which must conform to the notice requirements set forth in our Bylaws, between January 28, 2022 and February 27, 2022.
If a shareholder wants to nominate a person for election to the Board of Directors, the shareholder must comply with the advance notice provisions and other requirements set forth in our bylaws, as described under the heading “Corporate Governance and Board Matters—Board Meetings and Committees—Nominating, Governance and Sustainability Committee,” beginning on page 11 of this Proxy Statement. For the 2022 annual meeting of shareholders, we must receive the nomination, which must conform to the notice requirements set forth in our Bylaws, between January 28, 2022 and February 27, 2022.
If we do not receive a shareholder proposal or director nomination by the appropriate deadline and in compliance with applicable requirements, then such proposal may not be brought before the 2022 annual meeting of shareholders.

2020 ANNUAL REPORT
On February 17, 2021, we filed with the SEC our Annual Report on Form 10-K for the year ended December 31, 2020. Copies of our 2020 Annual Report on Form 10-K, including the financial statements thereto, without the accompanying exhibits, may be obtained without charge by writing to: FARO Technologies, Inc., Attention: Investor Relations, 250 Technology Park, Lake Mary, Florida 32746; by accessing our website at www.faro.com/about-faro/investor-relations/sec-filings or by accessing the SEC’s EDGAR database at www.sec.gov. A list of exhibits is included in the 2020 Annual Report on Form 10-K, and exhibits are available from us upon payment to us of the cost of furnishing them.

By Order of the Board of Directors,
Allen Muhich
Chief Financial Officer
April 15, 2021

APPENDIX A - RECONCILIATION OF NON-GAAP MEASURES USED IN CD&A
This proxy statement contains information about our financial results that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures, including non-GAAP operating expenses exclude the GSA sales adjustment (as defined in the tables below), the impact of purchase accounting intangible amortization expense, stock-based compensation, advisory fees incurred related to the GSA Matter (as defined in the tables below), imputed interest expense recorded related to the GSA Matter, costs incurred in connection with our executive officer transitions, including severance costs, sign-on bonuses and relocation costs, charges increasing our reserve for excess and obsolete inventory, product recall charges, restructuring charges, strategic impairment charges and write-offs, the impairment charge related to our equity investment in present4D GmbH, contingent consideration fair value adjustment, and other tax adjustments, and are provided to enhance investors’ overall understanding of our historical operations and financial performance.
In addition, we present EBITDA, which is calculated as net (loss) income before interest (income) expense, net, income tax expense (benefit) and depreciation and amortization, and Adjusted EBITDA, which is calculated as EBITDA, excluding loss on foreign currency transactions, the GSA sales adjustment, stock-based compensation, advisory fees incurred related to the GSA Matter, costs incurred in connection with our executive officer transitions, including severance costs, sign-on bonuses and relocation costs, charges increasing our reserve for excess and obsolete inventory, product recall charges, restructuring charges, strategic impairment charges and write-offs, the impairment charge related to our equity investment in present4D GmbH, and contingent consideration fair value adjustment, as measures of our operating profitability. The most directly comparable GAAP measure to EBITDA and Adjusted EBITDA is net (loss) income. We also present Adjusted EBITDA margin, which is calculated as Adjusted EBITDA as a percent of Non-GAAP total sales.
Management believes that these non-GAAP financial measures provide investors with relevant period-to-period comparisons of our core operations using the same methodology that management employs in its review of the Company’s operating results. These financial measures are not recognized terms under GAAP and should not be considered in isolation or as a substitute for a measure of financial performance prepared in accordance with GAAP. These non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance. These non-GAAP financial measures, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation. The financial statement tables that accompany this press release include a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.”

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(UNAUDITED)

(in thousands)	2020	2019
Net income (loss)	$629	$(62,147)
Interest (income) expense, net	(340)	67
Income tax benefit	(31,402)	1,133
Depreciation and amortization	14,239	18,548
EBITDA	(16,874)	(42,399)
Loss (Gain) on foreign currency transactions	431	1,087
Stock-based compensation	8,314	11,071
GSA sales adjustment (1)	608	5,840
Advisory fees for GSA Matter (2)	—	1,244
Inventory reserve charge (3)	—	12,800
Product recall and other product charges (4)	1,644	1,328
Executive severance costs	—	1,432
Executive sign-on bonuses & relocation costs	—	845
Present4D impairment (5)	—	2,152
Restructuring costs (6)	15,806	—
Strategic impairments and write-offs (7)	—	35,213
Contingent consideration fair value adjustment	—	(926)
Adjusted EBITDA	$9,929	$29,687
Adjusted EBITDA margin (8)	3.3%	7.7%

(1) Late in the fourth quarter of 2018, during an internal review we preliminarily determined that certain of our pricing practices may have resulted in the U.S. Government being overcharged under our General Services Administration (“GSA”) Federal Supply Schedule contracts (the “Contracts”) (the “GSA Matter”). We retained outside legal counsel and forensic accountants to conduct a comprehensive review of our pricing and other practices under the Contracts (the “Review”). During the twelve months ended December 31, 2020 and December 31, 2019, we reduced our total sales by $0.6 million and $5.8 million, respectively (the “GSA sales adjustment”).

(2) In connection with the GSA Matter, we retained outside legal counsel and forensic accountants to conduct the Review, which resulted in $1.2 million in advisory fees incurred during 2019.

(3) During the fourth quarter of 2019, we recorded a charge of $12.8, million increasing our reserve for excess and obsolete inventory, based on our analysis of our inventory reserves in connection with our strategy to simplify our hardware product portfolio and cease selling certain products.

(4) During the fourth quarter of 2019, we accrued a recall charge for labor and parts related to a small portion of previously sold measurement devices that were outside the manufacturer's standard warranty due to safety concerns. During the fourth quarter of 2020, we recognized a charge related to the replacement of a prior generation product that was exhibiting lower than desired reliability as part of our ongoing focus on customer satisfaction.

(5) On April 27, 2018, we invested $1.8 million in present4D GmbH (“present4D”), a software solutions provider for professional virtual reality presentations and training environments, in the form of an equity capital contribution. In July 2019, we originated a $0.5 million note with present4D, which we may convert into additional equity in present4D at our discretion in the event of a default. As we no longer intend to provide future support to present4D or obtain the aforementioned additional share capital in the future and no longer intend to use the perpetual and royalty-free, non-exclusive, transferable and sublicensable license granted to us to use present4D’s software, we wrote off the investment in, and our note receivable with, present4D and recognized a total loss of $2.2 million during the twelve months ended December 31, 2019, which is included in Other expense, net.

(6) On February 14, 2020, our Board of Directors approved a global restructuring plan (the “Restructuring Plan”), which is intended to support our strategic plan in an effort to improve operating performance and ensure that we are appropriately structured and resourced to deliver increased and sustainable value to our shareholders and customers. In connection with the Restructuring Plan, we recorded a pre-tax charge of approximately $15.8 million during the twelve months ended December 31, 2020 primarily consisting of severance and related benefits.

(7) Because the historical and projected future performance of certain of our recently acquired operations were lower than our expectations, and due to changes in our go forward strategy in connection with our new strategic plan, we incurred an impairment loss of $35.2 million during the fourth quarter of 2019, which included $21.2 million in goodwill, $10.5 million in intangible assets associated with recent acquisitions, $1.4 million in intangible assets related to capitalized patents and $2.1 million in other asset write-downs.

(8) Calculated as Adjusted EBITDA as a percentage of Non-GAAP total sales, which adjusts for the GSA sales adjustment.

RECONCILIATION OF US GAAP OPERATING EXPENSES TO NON-GAAP OPERATING EXPENSES
(UNAUDITED)

(dollars in thousands, except per share data)	2020	2019
Operating expenses, as reported	$190,529	$256,766
Advisory fees for GSA Matter (1)	—	(1,244)
Stock-based compensation (2)	(7,612)	(10,068)
Restructuring costs (3)	(15,806)	—
Other product charge (4)	(1,644)	—
Executive severance costs	—	(1,217)
Executive sign-on bonuses & relocation costs	—	(1,060)
Strategic impairments and write-offs (5)	—	(35,213)
Purchase accounting intangible amortization	(2,069)	(3,639)
Non-GAAP adjustments to operating expenses	(27,131)	(52,441)
Non-GAAP operating expenses	$163,398	$204,325

(1) In connection with the GSA Matter, we retained outside legal counsel and forensic accountants to conduct the Review, which resulted in $1.2 million in advisory fees incurred during 2019.

(2) We exclude stock-based compensation, which is non-cash, from the non-GAAP financial measures because the Company believes that such exclusion provides a better comparison of results of ongoing operations for current and future periods with such results from past periods. This adjustment includes accelerated vesting of equity awards in connection with the transition of our prior executives totaling $3.5 million for the twelve months ended December 31, 2019.

(3) On February 14, 2020, our Board of Directors approved a global restructuring plan (the “Restructuring Plan”), which is intended to support our strategic plan in an effort to improve operating performance and ensure that we are appropriately structured and resourced to deliver increased and sustainable value to our shareholders and customers. In connection with the Restructuring Plan, we recorded a pre-tax charge of approximately $15.8 million during the twelve months ended December 31, 2020 primarily consisting of severance and related benefits.

(4) During the fourth quarter of 2020, we recognized a charge related to the replacement of a prior generation product that was exhibiting lower than desired reliability as part of our ongoing focus on customer satisfaction.

(5) Because the historical and projected future performance of certain of our recently acquired operations were lower than our expectations, and due to changes in our go-forward strategy in connection with our new strategic plan, we incurred an impairment loss of $35.2 million during the fourth quarter of 2019, which included $21.2 million in goodwill, $10.5 million in intangible assets associated with recent acquisitions, $1.4 million in intangible assets related to capitalized patents and $2.1 million in other asset write-downs.

FARO TECHNOLOGIES, INC.
ATTN: ALLEN MUHICH
250 TECHNOLOGY PARK
LAKE MARY, FL 32746

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 27, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/FARO2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 27, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Lynn Brubaker 02) Jeroen van Rotterdam

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000496856_1 R1.0.0.177

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and 2020 Annual Report are available at www.proxyvote.com

FARO TECHNOLOGIES, INC.
Annual Meeting of Shareholders
May 28, 2021 9:00 AM, EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) John Donofrio, Chairman of the Board of Directors, and Allen Muhich, Chief Financial Officer, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of FARO TECHNOLOGIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders (the "Annual Meeting") to be held online via audio webcast at www.virtualshareholdermeeting.com/FARO2021 at 9:00 AM, EDT on May 28, 2021, and at any adjournment or postponement thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 15, 2021, a copy of which has been received by the undersigned.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations "FOR" each of the director nominees listed in Proposal 1, and "FOR" Proposals 2 and 3 and will be voted in accordance with the discretion of the proxies on such matters as may properly come before the Annual Meeting.

0000496856_2 R1.0.0.177

Continued and to be signed on reverse side